UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

(Amendment No.)

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National Research Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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National Research Corporation

D/B/A NRC Health

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 7, 2025

To the Shareholders of

National Research Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of National Research Corporation will be held on Wednesday, May 7, 2025, at 3:00 P.M., Central Time, via the Internet at www.virtualshareholdermeeting.com/NRC2025, for the following purposes:

1.    To elect two directors to hold office until the 2028 annual meeting of shareholders and until their successors are duly elected and qualified.

2.    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2025.

3.    To conduct a non-binding, advisory vote to approve the compensation of our Named Executive Officers as disclosed in the accompanying proxy statement.

4.    To approve the National Research Corporation 2025 Omnibus Incentive Plan (the “2025 Omnibus Incentive Plan”).

5.    To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 20, 2025, has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

A proxy for the meeting and a proxy statement are enclosed herewith.

By Order of the Board of Directors NATIONAL RESEARCH CORPORATION

Helen Hrdy Chief Operating Officer
Lincoln, Nebraska April 10, 2025

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 7, 2025. The National Research Corporation proxy statement for the 2025 Annual Meeting of Shareholders and the 2024 Annual Report to Shareholders are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IMMEDIATELY.

YOU MAY ALSO VOTE ON THE INTERNET BY COMPLETING THE ELECTRONIC VOTING INSTRUCTION FORM FOUND AT WWW.PROXYVOTE.COM OR BY TELEPHONE USING A TOUCH-TONE TELEPHONE AND CALLING 1-800-690-6903. VOTE BY 11:59 P.M. ET ON MAY 6, 2025.

National Research Corporation

D/B/A NRC Health

1245 Q Street

Lincoln, Nebraska 68508

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 7, 2025

This proxy statement is being furnished to shareholders by the Board of Directors (the “Board”) of National Research Corporation, doing business as NRC Health (“NRC Health,” the “Company,” “we,” “our,” “us” or similar terms), beginning on or about April 10, 2025, in connection with a solicitation of proxies by the Board for use at the Annual Meeting of Shareholders to be held on Wednesday, May 7, 2025, at 3:00 P.M., Central Time, virtually via the Internet at www.virtualshareholdermeeting.com/NRC2025, and all adjournments or postponements thereof (the “Annual Meeting”) for the purposes set forth in the attached Notice of Annual Meeting of Shareholders.

Execution of a proxy given in response to this solicitation will not affect a shareholder’s right to vote their shares during the Annual Meeting. Participation at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to us in writing or in open meeting. You may also vote on the internet by completing the electronic voting instruction form found at www.proxyvote.com or by telephone using a touch-tone telephone and calling 1-800-690-6903. Vote by 11:59 p.m. ET on May 6, 2025. Instructions on how to vote while participating in the Annual Meeting live via the Internet are posted at www.virtualshareholdermeeting.com/NRC2025.

A proxy, in the enclosed form, which is properly executed, duly returned to us and not revoked, will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted as follows:

●	FOR the two persons nominated for election as directors referred to herein;

●	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2025;

●

FOR the non-binding, advisory vote to approve the compensation of the individuals named in the Summary Compensation Table set forth below in this proxy statement (such group of individuals are sometimes referred to as our Named Executive Officers);

●	FOR approval of the Omnibus Incentive Plan; and

●	On such other business or matters which may properly come before the Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy.

Other than the election of two directors, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2025, the non-binding, advisory vote to approve the compensation of our Named Executive Officers, and approval of the Omnibus Incentive Plan, the Board has no knowledge of any matters to be presented for action by the shareholders at the Annual Meeting.

Only holders of record of our common stock, $.001 par value per share (the “Common Stock”), at the close of business on March 20, 2025 (the “Record Date”), are entitled to vote at the Annual Meeting.  On that date, we had outstanding and entitled to vote 22,785,421 shares of Common Stock, each of which is entitled to one vote per share. The presence at the Annual Meeting, via live webcast or by proxy, of a majority of the votes entitled to be cast shall constitute a quorum for the purpose of transacting business at the Annual Meeting. Abstentions and broker non-votes will be counted as present in determining whether there is a quorum.

Information Regarding Participation in the Annual Meeting via the Internet

We will be hosting the Annual Meeting live via the Internet. You will not be able to attend the Annual Meeting in person. Any shareholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/NRC2025. The Annual Meeting webcast will begin promptly at 3:00 P.M., Central Time. We encourage you to access the Annual Meeting webcast prior to the start time. Online check-in will begin, and shareholders may begin submitting written questions, at 15 minutes prior P.M., Central Time, and you should allow ample time for the check-in procedures.

You will need the 16-digit control number included on your proxy card or voting instruction form, or included in the e-mail to you if you received the proxy materials by e-mail, in order to be able to vote your shares or submit questions during the Annual Meeting. Instructions on how to connect to the Annual Meeting and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/NRC2025. If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting but you will not be able to vote your shares or submit questions during the Annual Meeting. Our virtual meeting platform vendor will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our Bylaws provide that the directors shall be divided into three classes, with staggered terms of three years each. At the Annual Meeting, the shareholders will elect two directors to hold office until the 2028 annual meeting of shareholders and until their successors are duly elected and qualified. Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the two persons named as nominees herein. The Board has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected.  However, in the event that any nominee should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for another nominee selected by the Board. Each director will be elected by a majority of the votes cast at the Annual Meeting (assuming a quorum is present) in an uncontested election. Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors. Votes will be tabulated by an inspector of elections appointed by the Board.

The following sets forth certain information about the Board’s nominees for election at the Annual Meeting and each director of the Company whose term will continue after the Annual Meeting.

Nominees for Election at the Annual Meeting

Term expiring at the 2028 Annual Meeting

Donald M. Berwick, 78, has served as a director of the Company since October 2015. Dr. Berwick is the former President and Chief Executive Officer of the Institute for Healthcare Improvement, which he co-founded and led for almost 20 years, and where he now serves as President Emeritus and Senior Fellow. He is also currently a Lecturer in the Department of Health Care Policy at Harvard Medical School. From July 2010 to December 2011, Dr. Berwick served as the Administrator of the Centers for Medicare and Medicaid Services as an appointee of President Barack Obama. Dr. Berwick previously served on the faculty of the Harvard Medical School and the Harvard School of Public Health (from 1974 to 2010). He was also vice chair of the U.S. Preventive Services Task Force (from 1990 to 1995), the first “Independent Member” of the Board of Trustees of the American Hospital Association (from 1996 to 1999) and the chair of the National Advisory Council of the Agency for Healthcare Research and Quality (from 1995 to 1999). Dr. Berwick’s expertise as a professional, administrator, lecturer and educator in the field of healthcare led to the conclusion that he should serve as a director of the Company.

Stephen H. Lockhart, 66, has served as a director of the Company since May 2021. Dr. Lockhart served as senior vice president and chief medical officer for Sutter Health Network, a not-for-profit system of hospitals, physician organizations, and research institutions in Northern California, from 2015 to 2021. Prior to that role, Dr. Lockhart served as Sutter Health Network’s regional chief medical officer for the East Bay Region from 2010 to 2015. From 2008 to 2010, Dr. Lockhart served as the chief administrative officer at the St. Luke’s campus of Sutter’s California Pacific Medical Center. In 2017, Dr. Lockhart was named to California Governor Brown’s Advisory Committee on Precision Medicine as part of California’s effort to use advanced computing and technology to better understand, treat, and prevent disease. Dr. Lockhart serves on the board of Molina Healthcare, Inc. (NYSE: MOH), a health plan provider under Medicaid and Medicare programs and in state insurance marketplaces. Dr. Lockhart also serves on the boards of the ECRI Institute, Recreational Equipment, Inc., the David and Lucile Packard Foundation, and is chairman of Parks California – a nonprofit dedicated to supporting California's parks and public lands. Dr. Lockhart’s 36 years of experience in the healthcare industry and his background as medical provider and administrator in a large healthcare system led to the conclusion that he should serve as a director of the Company.

THE BOARD UNANIMOUSLY RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE “FOR” SUCH NOMINEES. SHARES OF THE COMPANY’S COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” SUCH NOMINEES.

Directors Continuing in Office

Terms expiring at the 2026 Annual Meeting

Parul Bhandari, 49, has served as a director of the Company since May 2022. Ms. Bhandari has more than 20 years of experience driving growth and innovation at the world’s leading technology and business development companies. Since 2012, she has held various leadership roles at Microsoft Corporation (NASDAQ: MSFT). Currently, Ms. Bhandari is the Director, Partner Strategy, Worldwide Media and Communications at Microsoft, where she contributes to global partner recruiting, enablement and engagement. Previously, Ms. Bhandari was focused on leading Data and AI for Microsoft’s Worldwide Public Sector. Prior to joining Microsoft, Ms. Bhandari served as Vice President of Business Development and Alliances for the management consulting firm Acelsior, teaming with large defense contractors. Ms. Bhandari has served as a director of Timberland Bancorp, Inc. (NASDAQ: TSBK) since 2021. Ms. Bhandari also served as a director of Cartica Acquisition Corp (NASDAQ: CITE), a blank check company, from January 2022 to May 2023. Ms. Bhandari’s expertise as an accomplished technology leader, leveraging data and AI, as well as her experience driving industry solutions and engaging in digital transformation initiatives, led to the conclusion that she should serve as a director of the Company.

Penny A. Wheeler, 66, has served as a director of the Company since May 2021. From 2015 to 2021, Dr. Wheeler served as the chief executive officer of Allina Health, a not-for-profit healthcare system serving over 1.5 million individuals in Minnesota and western Wisconsin. Prior to that role she served as chief clinical officer since 2006. For 20 years, Dr. Wheeler has also served as a board certified obstetrician/gynecologist where she spent considerable time interacting with, and caring for, patients and the community. In 2015, Minnesota Governor Mark Dayton appointed Dr. Wheeler to the Taskforce for Health Care Financing, and Dr. Wheeler has been named as one of the top 25 women in health care by Modern Healthcare magazine. Dr. Wheeler also serves on the board of Portico Healthnet, a not-for-profit organization dedicated to helping uninsured Minnesotans receive affordable health coverage and care, St. Thomas University, and the University of Minnesota Foundation. She is also on the Board of Cedar Cares, an organization that eases the patient billing experience through customized engagement. Dr. Wheeler’s past leadership experiences in the healthcare industry led to the conclusion that she should serve as a director of the Company.

Terms expiring at the 2027 Annual Meeting

Michael D. Hays, 70, has served as Chief Executive Officer and a director since he founded the Company in 1981.  He also served as President of the Company from 1981 to 2004, from July 2008 to July 2011, and from October 2020 to present.  Prior to founding the Company, Mr. Hays served for seven years as a Vice President and a director of SRI Research Center, Inc. (n/k/a the Gallup Organization).  Mr. Hays’ background as founder of the Company, and his long and successful tenure as Chief Executive Officer and a director, led to the conclusion that he should serve as a director of the Company.

John N. Nunnelly, 72, has served as a director of the Company since December 1997, and lead director since May 2012. Mr. Nunnelly is a retired Group President from McKesson Corporation, a leader in pharmaceutical distribution and healthcare information technology. During his 28-year career at McKesson, Mr. Nunnelly served in a variety of other positions, including Vice President of Strategic Planning and Business Development, Vice President and General Manager of the Amherst Product Group and Vice President of Sales-Decision Support. These responsibilities included leading several business units, including one with over $360 million in annual revenue. In addition, he was involved in managing a number of mergers and acquisitions. Mr. Nunnelly has also served as an adjunct professor at the University of Massachusetts, School of Nursing, advising students and faculty on matters pertaining to healthcare information technology. These experiences and Mr. Nunnelly’s expertise as a professional and educator in the field of healthcare information technology led to the conclusion that he should serve as a director of the Company.

CORPORATE GOVERNANCE

Independent Directors and Annual Meeting Attendance

Of the six directors currently serving on the Board, the Board has determined that Donald M. Berwick, Parul Bhandari, Stephen H. Lockhart, John N. Nunnelly, and Penny A. Wheeler are “independent directors” as that term is defined in the listing standards of The NASDAQ Stock Market.

Directors are typically expected to attend our annual meeting of shareholders each year. For the 2025 Annual Meeting, such attendance will be through the Internet via live webcast. Each of the directors attended our 2024 annual meeting of shareholders.

Currently, we do not have a chairman, and the Board does not have a policy on whether the roles of chief executive officer and chairman should be separate. The Board has, however, designated a lead director since 2007, with Mr. Nunnelly serving as the lead director since May 2012. In February 2025, our Board of Directors appointed Trent Green as our Chief Executive Officer and to serve as a director, both effective June 1, 2025. Mr. Green brings more than 25 years of healthcare leadership experience, most recently serving as Chief Executive Officer of Amazon One Medical and previously as Chief Operating Officer of Legacy Health. Upon the effectiveness of Mr. Green’s appointment as Chief Executive Officer, Mr. Hays will transition to the role of Chairman.

The lead director is an independent director who is appointed by the independent directors and who works closely with the chief executive officer. In addition to serving as the principal liaison between the independent directors and the chief executive officer in matters relating to the Board as a whole, the primary responsibilities of the lead director are as follows:

●

Preside at all meetings of the Board at which the chief executive officer is not present, including any executive sessions of the independent directors, and establish agendas for such executive sessions in consultation with the other directors and the chief executive officer;

●

Advise the chief executive officer as to the quality, quantity, and timeliness of the flow of information from management that is necessary for the independent directors to effectively perform their duties;

●	Have the authority to call meetings of the independent directors as appropriate; and

●	Be available to act as the spokesperson for the Company if the chief executive officer is unable to act as the spokesperson.

Committees

The Board held six meetings and one independent directors meeting in 2024. All incumbent directors attended at least 75% of the aggregate of the meetings of the Board and the committees on which they served (during the periods for which they served) during 2024.

The Board has a standing Audit Committee, Compensation and Talent Committee (the “Compensation Committee”), Nominating Committee, and Strategic Planning Committee. Each of these committees has the responsibilities set forth in formal written charters adopted by the Board. We make available copies of each of these charters free of charge on our website located at www.nrchealth.com/investor-relations/corporate-governance/. The contents of our website are not incorporated by reference into this proxy statement.

The Audit Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities by overseeing our systems of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established; our accounting and financial reporting processes; the audits of our financial statements; and oversight of the risks and exposures relating to data privacy, information security, and cybersecurity. The Audit Committee presently consists of John N. Nunnelly (Chairperson), Donald M. Berwick, Parul Bhandari, Stephen H. Lockhart, and Penny A. Wheeler, each of whom meets the independence standards of The NASDAQ Stock Market and the Securities and Exchange Commission for audit committee members. The Board has determined that John N. Nunnelly qualifies as an “audit committee financial expert,” as Mr. Nunnelly (i) meets the Audit Committee member independence criteria under applicable SEC rules, (ii) is independent, as independence for Audit Committee members is defined under applicable NASDAQ listing standards, and (iii) has sufficient knowledge, experience and sophistication in financial and auditing matters under relevant SEC and NASDAQ rules. The Audit Committee held six meetings in 2024.

The Compensation Committee determines compensation programs for our executive officers, reviews management’s recommendations as to the compensation to be paid to other key personnel and administers our equity-based compensation plans. The Compensation Committee presently consists of Stephen H. Lockhart (Chairperson), Donald M. Berwick, Parul Bhandari, John N. Nunnelly, and Penny A. Wheeler, each of whom meets the independence standards of The NASDAQ Stock Market and the Securities and Exchange Commission for compensation committee members. The Compensation Committee held two meetings in 2024. From time to time, with the last time being in 2015, the Compensation Committee or our management has engaged a nationally recognized compensation consultant to assist us in our review of our compensation and benefits programs, including the competitiveness of pay levels against similarly sized companies, executive compensation design issues, market trends and technical considerations. The Compensation Committee, however, did not use this information in setting the compensation of our executive officers in 2024 and does not use a peer group given the absence of any publicly traded peers.

The Nominating Committee presently consists of Donald M. Berwick (Chairperson), Parul Bhandari, Stephen H. Lockhart, John N. Nunnelly, and Penny A. Wheeler, each of whom meets the independence standards of The NASDAQ Stock Market for nominating committee members. The Nominating Committee’s primary functions are to: (1) recommend persons to be selected by the Board as nominees for election as directors and (2) recommend persons to be elected to fill any vacancies on the Board. The Nominating Committee held one meeting in 2024.

The Strategic Planning Committee assists the Board in reviewing and, as necessary, altering, our strategic plan, reviewing industry trends and their effects, if any, on us and assessing our products, services and offerings and the viability of such portfolio in meeting the needs of the markets that we serve. John N. Nunnelly (Chairperson), Donald M. Berwick, Parul Bhandari, Stephen H. Lockhart, and Penny A. Wheeler are the current members of the Strategic Planning Committee. The Strategic Planning Committee did not meet in 2024.

Board Oversight of Risk

The full Board is responsible for the oversight of our operational and strategic risk management process. The Board relies on its Audit Committee to address significant financial risk exposures facing us and the steps management has taken to monitor, control, and report such exposures, with appropriate reporting of these risks to be made to the full Board. The Audit Committee also inquires of, and receives regular reports from, management, our independent accountants, and our internal auditor about significant risks and exposures, including risks and exposures relating to data privacy, information security, and cybersecurity, and assesses the steps management has taken to minimize such risks and exposures, with appropriate reporting of these risks to be made to the full Board. The Board relies on its Compensation Committee to address significant risk exposures facing us with respect to compensation, with appropriate reporting of these risks to be made to the full Board. The Board’s role in our risk oversight has not affected the Board’s leadership structure.

Majority Vote Policy

As a matter of robust and effective corporate governance, our Bylaws require that for directors to be elected (or reelected) to serve on the Company’s Board, in an uncontested election, they must receive support from holders of a majority of shares voted. Pursuant to our Bylaws, if a director does not receive at least a majority of the votes cast in an uncontested election, such director is required to submit his or her offer of resignation for consideration by the Board. Following submission of such offer of resignation and within sixty days following certification of the shareholder’s vote, the Nominating Committee shall recommend to the Board the action to be taken with respect to such offer of resignation. In determining whether or not to recommend that the Board accept a resignation offer, the Nominating Committee may consider all factors believed to be relevant by the Nominating Committee’s members, including without limitation: (1) any stated reasons for the director not receiving the required majority vote and whether the underlying cause or causes are curable; (2) the factors, if any, set forth in the guidelines or other policies that are to be considered by the Nominating Committee in evaluating potential candidates for the Board as such factors relate to each director who has so offered his or her resignation; (3) the length of service of such director; (4) the effect of such resignation on the Company’s compliance with any law, rule, regulation, stock exchange listing standards, or contractual obligations; (5) such director’s contributions to the Company; and (6) any other factors that the Nominating Committee believes are in the best interest of the Company. Following submission of the Nominating Committee’s recommendation and within ninety days of certification of the shareholder’s vote, the Board shall act on the Nominating Committee’s recommendation and publicly disclose their decision and reasons therefor. In determining whether to accept any resignation offer, the Board shall take into account the factors considered by the Nominating Committee and any additional information and factors the Board believes relevant.

Proxy Access

In accordance with our Bylaws, eligible shareholders who have continuously owned at least 3% of our outstanding Common Stock for at least the three immediately preceding years may submit director nominees for inclusion in our proxy materials. Up to 20 eligible shareholders may aggregate their holdings together to reach the 3% ownership threshold. The number of director nominees nominated by an eligible shareholder or a group of eligible shareholders may not be more than 20% of the total number of directors of the Company, but not less than two. Notice of nominations must be received no earlier than 150 days and no later than 120 days prior to the anniversary of the date the Company mailed its proxy for the immediately preceding annual meeting of shareholders, provided that if the current year’s annual meeting is not scheduled to be held within a period that commences 30 days before the anniversary date of the immediately preceding annual meeting of shareholders and ending within 30 days after such anniversary, notice of nominations must be given by the later of the close of business on the date which is 180 days prior to the date of the current year’s annual meeting or the 10th day following the date the current year’s annual meeting is first publicly announced or disclosed.

Nominations of Directors

The Nominating Committee will consider persons recommended by shareholders to become nominees for election as directors. Recommendations for consideration by the Nominating Committee should be sent to the Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee. Our Bylaws also set forth certain requirements for shareholders wishing to nominate director candidates directly for consideration by the shareholders. With respect to an election of directors to be held at an annual meeting, a shareholder must, among other things, give notice of intent to make such a nomination to the Secretary of the Company not less than 60 days or more than 90 days prior to the second Wednesday in the month of April. In the event, however, that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the second Wednesday in the month of April, in order to be timely notice by the shareholder must be received not earlier than the 90th day prior to the date of such annual meeting and not later than the close of business on the later of (i) the 60th day prior to such annual meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

In identifying and evaluating nominees for director, the Nominating Committee seeks to ensure that the Board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board is comprised of directors who have broad and diverse backgrounds, possessing knowledge in areas that are of importance to us. The Nominating Committee looks at each nominee on a case‑by‑case basis regardless of who recommended the nominee. In looking at the qualifications of each candidate to determine if their election would further the goals described above, the Nominating Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint, and industry knowledge. In addition, the Board and the Nominating Committee believe that the following specific qualities and skills are necessary for all directors to possess:

●	A director must display high personal and professional ethics, integrity, and values.

●	A director must have the ability to exercise sound business judgment.

●

A director must be accomplished in his or her respective field, with broad experience at the administrative and/or policy-making level in business, government, education, technology, or public interest.

●	A director must have relevant expertise and experience, and be able to offer advice and guidance based on that expertise and experience.

●	A director must be independent of any particular constituency, be able to represent all shareholders of the Company, and be committed to enhancing long-term shareholder value.

●	A director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of the Company’s business.

The Board also believes the following qualities or skills are necessary for one or more directors to possess:

●

At least one independent director must have the requisite experience and expertise to be designated as an “audit committee financial expert,” as defined by applicable rules of the Securities and Exchange Commission, and have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member’s financial sophistication, as required by the rules of NASDAQ.

●

One or more of the directors generally must be active or former executive officers of public or private companies or leaders of major complex organizations, including commercial, scientific, government, educational, and other similar institutions.

Composition

As noted above, in identifying and evaluating nominees for director, the Nominating Committee seeks to ensure that, among other things, the Board is comprised of directors who have broad and diverse backgrounds, because the Board believes that directors should be selected so that the Board is a diverse body. The Nominating Committee implements this policy by considering how potential directors’ backgrounds would contribute to the diversity of the Board. Currently, half of our Board is comprised of gender or ethnic minorities.

Compensation Committee Interlocks and Insider Participation

Dr. Berwick, Ms. Bhandari, Dr. Lockhart, Mr. Nunnelly, and Dr. Wheeler served on the Compensation Committee during 2024. None of such individuals were our officers or employees at any time during 2024 or as of the date of this Proxy Statement, nor was any such individual a former officer of the Company. In 2024, no member of our Compensation Committee had any relationship or transaction with us that would require disclosure as a "related person transaction" under Item 404 of Securities and Exchange Commission Regulation S-K in this Proxy Statement under the section entitled Transactions with Related Persons.

During 2024, none of our executive officers served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our Compensation Committee.  Additionally, during 2023, none of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a member of our Board or Compensation Committee.

Transactions with Related Persons

The Company had no related person transactions during 2024, and none are currently proposed, in which we were a participant and in which any related person had a direct or indirect material interest. Our Board has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

●	A “related person” means any of our directors, executive officers, nominees for director, any holder of 5% or more of the Common Stock, or any of their immediate family members; and

●

A “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to the Audit Committee certain information relating to related person transactions for review, approval or ratification by the Audit Committee. Disclosure to the Audit Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The Audit Committee’s decision whether to approve or ratify a related person transaction is to be made in light of the Audit Committee’s determination that consummation of the transaction is not or was not contrary to our best interests. Any related person transaction must be disclosed to the full Board.

Communications with the Board of Directors

Shareholders may communicate with the Board by writing to NRC Health, Board of Directors (or, at the shareholder’s option, to a specific director), c/o Michelle Bachman, Executive Secretary, 1245 Q Street, Lincoln, Nebraska 68508. Ms. Bachman will ensure that the communication is delivered to the Board or the specified director, as the case may be.

Information About Our Executive Officers

Set forth below is certain information regarding our current executive officers (other than our CEO and President, Mr. Hays, for whom information is set forth above under Directors Continuing in Office).

Helen L. Hrdy, 60, has served as our Chief Operating Officer since October 2024. Prior to that position, Ms. Hrdy served as our Chief Customer Officer from January 2024 to October 2024 and our Chief Growth Officer from January 2020 to January 2024 and Senior Vice President, Customer Success, from January 2012 to January 2020. Prior to this Ms. Hrdy held various positions of increasing responsibility with the Company since 2000.

Andrew Monnich, 49, has served as our Chief Corporate Development Officer since January 2024. For over the past 20 years, Mr. Monnich has worked in product and corporate development roles across the healthcare, financial services, and education industries, including for the Company as Senior Vice President – Strategy and Corporate Development from 2011 to 2013, as Managing Director and Co-Founder of Connect from 2013 to 2016, when Connect was acquired by the Company, and as Chief Strategy Officer at Practicing Excellence from July 2018 to August 2020. Most recently Mr. Monnich has worked as a consultant; developing, defining, and implementing strategies that help businesses make lasting improvements to their innovation and performance.

Our executive officers are elected by and serve at the discretion of the Board. There are no family relationships between any of our directors or executive officers. There are no arrangements or understandings between any of our executive officers and any other person pursuant to which any of our executive officers was or is to be selected as an officer.

2024 DIRECTOR COMPENSATION

Directors who are executive officers of the Company receive no compensation for service as members of either the Board or committees thereof. Directors who are not executive officers of the Company receive

●	an annual fixed fee of $75,000 for the lead director and $50,000 for each other director;
●

(ii) a cash payment of up to $50,000 (payable in two $25,000 increments), contingent on each director’s participation in each of the two in-person meetings for the year, to be paid in $25,000 increments upon the condition being met) (the “Director Cash Payment”);

●

(iii) a grant of an option to purchase shares of our Common Stock with a target grant date fair value of approximately $50,000, rounded to the nearest whole share and computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), or successor rule, contingent on each director’s participation in two in-person meetings for the year (the “Director Equity Award”); and

●

(iv) pursuant to the National Research Corporation 2004 Non-Employee Director Stock Plan, as amended (the “2004 Director Stock Plan”), each director who is not an associate (i.e., employee) of the Company also receives an annual grant of an option to purchase shares of our Common Stock on the date of each Annual Meeting of Shareholders with a target grant date fair value of approximately $100,000, rounded to the nearest whole share and computed in accordance with FASB ASC Topic 718, or successor rule, an exercise price equal to the fair market value of our Common Stock on the date of grant, a schedule to vest the day immediately preceding the next Annual Meeting.

Directors are also reimbursed for out-of-pocket expenses associated with attending meetings of the Board and committees thereof. Mr. Nunnelly has served as our lead director since May 2012.

The options granted to our directors during 2024 were granted in accordance with our Board’s standard practice of making annual options grants effective on the date of the annual meeting of shareholders. The timing of the grants was not tied to the timing of any release of material nonpublic information.

The following table sets forth information regarding the compensation received by each of our directors during 2024:

Director	Fees Earned or Paid in Cash (1)	Option Awards(2)	Total

Donald M. Berwick	$75,000	$100,008	$175,008

Parul Bhandari	$75,000	$100,008	$175,008

Stephen H. Lockhart	$75,000	$100,008	$175,008

John N. Nunnelly	$100,000	$100,008	$200,008

Penny A. Wheeler	$75,000	$100,008	$175,008

(1) Includes $25,000 for the earned portion of the Director Cash Payment.

(2) Represents the aggregate grant date fair value of option awards granted during the year, computed in accordance with FASB ASC Topic 718. See Note 9 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, for a discussion of assumptions made in the valuation of share-based compensation. As of December 31, 2024, the outstanding option awards for each director were as follows: Dr. Berwick – 51,659 options; Ms. Bhandari – 42,448 options; Dr. Lockhart – 44,481 options; Mr. Nunnelly – 55,238 options; and Dr. Wheeler – 44,481 options. No shares were earned for the Director Equity Award.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter, the Audit Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities by overseeing the Company’s systems of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established; the Company’s accounting and financial reporting processes; and the audits of the financial statements of the Company.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2024 Annual Report on Form 10-K with the Company’s management and independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the audited financial statements in conformity with U.S. generally accepted accounting principles and on the Company’s internal control over financial reporting.

The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board regarding communications with audit committees. In addition, the Company’s independent registered public accounting firm provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. The Audit Committee has considered whether the provision of the services relating to the Audit-Related Fees, Tax Fees and All Other Fees set forth in Miscellaneous – Independent Registered Public Accounting Firm was compatible with maintaining the independence of the independent registered public accounting firm and determined that such services did not adversely affect the independence of the firm.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for filing with the Securities and Exchange Commission.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

AUDIT COMMITTEE

John N. Nunnelly, Chairperson

Donald M. Berwick

Parul Bhandari

Stephen H. Lockhart

Penny A. Wheeler

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of Common Stock as of the Record Date (i.e., March 20, 2025) by: (1) each director and director nominee; (2) each of the executive officers named in the Summary Compensation Table; (3) all of the directors and executive officers as a group; and (4) each person (or group as that term is defined in Exchange Act Section 13(d)(3)) known to the Company to be the beneficial owner of more than 5% of the Common Stock. Except as otherwise indicated in the footnotes, each of the holders listed below has sole voting and investment power over the shares beneficially owned. As of the Record Date, there were 22,785,421 shares of Common Stock outstanding.

	Shares Beneficially Owned

Name of Beneficial Owner	Shares		% (1)
Directors and Named Executive Officers (2)

Michael D. Hays	1,415,535	(3)	6.2%
Helen L. Hrdy	87,264	(4)	*
Kevin R. Karas	59,965	(4)	*
Linda Stacy	—		*
Christophe Louvion	—		*
Jason Hahn	—		*
Donald M. Berwick	51,659	(4)	*
Parul Bhandari	42,448	(4)	*
Stephen H. Lockhart	44,481	(4)	*
John N. Nunnelly	87,904	(4)	*
Penny A. Wheeler	44,481	(4)	*
All directors, nominees, and executive officers as a group (twelve persons)	1,833,737	(5)	8.1%

Other Holders
Common Property Trust (6)	8,609,601		37.8%
Amandla LLC (6)	4,755,317		20.9%
Common Property Trust LLC (6)	3,854,284		16.9%
Patrick E. Beans (7)	10,585,664		46.5%
Kayne Anderson Rudnick Investment Management LLC (8)	3,059,916		13.4%
BlackRock, Inc. (9)	1,205,714		5.3%

* Denotes less than 1%.

(1)

In accordance with applicable rules under the Exchange Act, the number of shares indicated as beneficially owned by a person includes shares of common stock that such person has the right to acquire within 60 days of March 20, 2025, including shares underlying options that are currently exercisable or will be exercisable within 60 days of March 20, 2025. Shares of common stock underlying stock options that are currently exercisable or will be exercisable within 60 days of March 20, 2025 are deemed to be outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)	The address of all directors and officers is 1245 Q Street, Lincoln, Nebraska 68508.

(3)

Includes: (i) 11,009 shares of Common Stock held directly by Mr. Hays; (ii) 76,095 shares of Common Stock held by Mr. Hays’ wife (Mr. Hays disclaims beneficial ownership of the shares held by his wife); (iii) 29,710 shares of Common Stock that may be purchased under stock options which are currently exercisable or exercisable within 60 days of March 20, 2025; and (iv) an aggregate of 1,298,721 shares of Common Stock held directly by various irrevocable trusts (the “Irrevocable Trusts”) created by Mr. Hays for the benefit of various family members (the “Irrevocable Trust Shares”), that Mr. Hays has the right to reacquire at any time by substituting other property having equivalent value therefor (such that Mr. Hays shares beneficial ownership of the Irrevocable Trust Shares with the trusts that hold such shares directly). Excludes: (i) 4,755,317 shares of Common Stock held directly by Amandla LLC (“Amandla”), a limited liability company wholly owned by Common Property Trust (“CPT”), an irrevocable trust created by Mr. Hays for the benefit of various family members, and 3,854,284 shares of Common Stock held by Common Property Trust LLC (“CPT LLC”), a limited liability company wholly owned by CPT (collectively, the “CP Trust Shares”); and (ii) 47,110 shares of Common Stock (the “1999 Trust Shares”) held directly by a trust created by Mr. Hays for the benefit of various family members (the “1999 Trust”). Mr. Hays has the power to replace the manager of Amandla and CPT LLC (currently Patrick E. Beans), who has direct voting and dispositive power with respect to the CP Trust Shares, at any time, subject to certain limitations as to the identity of the replacement manager. As a result, Mr. Hays may be deemed to be the beneficial owner of the CPT Trust Shares, however, Mr. Hays disclaims beneficial ownership of all CP Trust Shares. In addition, Mr. Hays has the power to replace the trustee of the 1999 Trust (currently Patrick E. Beans), who has direct voting and dispositive power with respect to the 1999 Trust Shares, at any time, subject to certain limitations as to the identity of the replacement trustee. As a result, Mr. Hays may be deemed to be the beneficial owner of the 1999 Trust Shares, however, Mr. Hays disclaims beneficial ownership of the 1999 Trust Shares. Also see footnotes (7) and (8).

(4)

Includes shares of Common Stock that may be purchased under stock options which are currently exercisable or exercisable within 60 days of March 20, 2025, as follows: Ms. Hrdy, 47,848 shares, Mr. Karas, 59,965 shares; Dr. Berwick, 51,659 shares; Ms. Bhandari, 42,448 shares; Dr. Lockhart, 44,481 shares; Mr. Nunnelly, 55,238 shares; and Dr. Wheeler, 44,481 shares.

(5)	Includes 375,830 shares of Common Stock that may be purchased under stock options which are currently exercisable or exercisable within 60 days of March 20, 2024.

(6)

CPT is: (i) the 100% owner of Amandla, which is the direct owner of 4,755,317 shares of Common Stock; and (ii) the 100% owner of CPT LLC, which is the direct owner of 3,854,284 shares of Common Stock (such that CPT and Amandla share beneficial ownership of the Common Stock held directly by Amandla; and CPT and CPT LLC share beneficial ownership over the shares of Common Stock held directly by CPT LLC). The address for CPT is 20 Montchanin Road, Suite 100, Greenville, DE 19807. The address of Amandla and CPT LLC is 709 Pier 2, Lincoln, NE 68528. Also see footnote (8).

(7)

Includes: (i) 32,503 shares of Common Stock held by Mr. Beans directly; (ii) the CP Trust Shares (Mr. Beans is the manager of Amandla and CPT LLC); (iii) the Irrevocable Trust Shares (Mr. Beans is the Special Holdings Direction Advisor and Protector of the Irrevocable Trusts); (iv) the 1999 Trust Shares (Mr. Beans is the trustee of the 1999 Trust); (v) an aggregate of 312,629 shares of Common Stock (the “Burr Oak Shares”) held directly by various limited liability companies (the “Burr Oak LLCs”) that are 100% owned by certain of the Irrevocable Trusts (the “Burr Oak Irrevocable Trusts”) (Mr. Beans is the Special Manager of the Burr Oak LLCs); and (vi) 285,100 shares of Common Stock (the “Foundation Shares”) held by a charitable foundation formed by Mr. Hays (Mr. Beans is one of two members of the Special Holdings Direction Advisor Committee for such foundation). As a result, Mr. Beans shares beneficial ownership over: (w) the CP Trust Shares with CPT, Amandla and CPT LLC; (x) the Irrevocable Trust Shares with the Irrevocable Trusts and Mr. Hays; (y) the Burr Oak Shares with the Burr Oak LLCs and the Burr Oak Irrevocable Trusts; and (z) the Foundation Shares with the other member of the Special Holdings Direction Advisor Committee for such foundation (Mr. Beans disclaims beneficial ownership of the Foundation Shares). Mr. Bean’s address is 709 Pier 2, Lincoln, NE 68528.

(8)

The number of shares owned set forth above in the table is as of or about September 30, 2024 as reported by Kayne Anderson Rudnick Investment Management LLC (“Kayne Anderson”) in its amended Schedule 13G filed with the Securities and Exchange Commission on November 13, 2024. The address for Kayne Anderson is 2000 Avenue of the Stars, Suite 1110, Los Angeles, California 90067. Kayne Anderson reports sole voting power with respect to 551,974 of these shares; sole dispositive power with respect to 587,078 of these shares; and shared voting and dispositive power with respect to 2,472,838 of these shares. The amended Schedule 13G further provides that the shares noted as beneficially owned by Kayne Anderson include: (i) 2,472,838 shares beneficially owned by Virtus Investment Advisers, Inc., One Financial Plaza, Hartford, Connecticut 06103, for which such person has shared voting and dispositive power, and (ii) 2,008,009 shares beneficially owned by Virtus Equity Trust, on behalf of Virtus KAR Small Cap Growth Fund, 101 Munson Street, Greenfield, Massachusetts 01301, for which such person has shared voting and dispositive power.

(9)

The number of shares owned set forth above in the table is as of or about December 31, 2024 as reported by BlackRock, Inc. (“BlackRock”) in its Schedule 13G filed with the Securities and Exchange Commission on February 4, 2025. BlackRock reports sole voting power with respect to 1,175,137 of these shares and sole dispositive power with respect to 1,205,714 of these shares. The address for BlackRock is 50 Hudson Yards, New York, New York 10001.

PROPOSAL NO. 2 – RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2025.

We are asking our shareholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm. Although ratification is not required, our Board is submitting the appointment of KPMG LLP to our shareholders for ratification because we value our shareholders’ views on our independent auditors and as a matter of good corporate practice. In the event that our shareholders fail to ratify the appointment, the Audit Committee will consider it as a direction to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent auditor at any time if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of KPMG LLP are expected to participate in the Annual Meeting via the live webcast with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

Assuming a quorum is present at the Annual Meeting, the number of votes cast for the ratification of the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2025 must exceed the number of votes cast against it. Abstentions and broker non-votes will be counted as present in determining whether there is a quorum; however, they will not constitute a vote “for” or “against” ratification and will be disregarded in the calculation of votes cast. A broker non-vote occurs when a broker submits a proxy card with respect to shares that the broker holds on behalf of another person but declines to vote on a particular matter, either because the broker elects not to exercise its discretionary authority to vote on the matter or does not have authority to vote on the matter.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. SHARES OF THE COMPANY’S COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Executive Compensation Philosophy

Key features of our compensation program include the following:

✔	Direct link between pay and performance that aligns business strategies with shareholder value creation

✔	Annual say-on-pay votes

✔	No excessive perquisites for executives

✔	Appropriate balance between short- and long-term compensation that discourages short-term risk taking at the expense of long-term results

We recognize the importance of maintaining sound principles for the development and administration of our executive compensation and benefit programs. Specifically, we design our executive compensation and benefit programs to advance the following core principles:

●	Competitive Pay for Our Market. We strive to compensate our executive officers at levels to ensure that we continue to attract and retain a highly competent and committed management team.

●	Align with Shareholders. We seek to align the interests, perspectives and decision-making of our executive officers with the interests of our shareholders primarily through equity grants.

We believe that a focus on these principles will benefit us and, ultimately, our shareholders in the long term by ensuring that we can attract and retain highly-qualified executive officers who are committed to our long-term success.

Named Executive Officers

For the year ended December 31, 2024, our named executive officers (collectively, the “Named Executive Officers or NEOs”) were as follows:

Name	Position
Michael D. Hays	Chief Executive Officer and President
Helen L. Hrdy	Chief Operating Officer(1)
Kevin R. Karas	Former Senior Vice President-Finance, Chief Financial Officer, Treasurer, and Secretary(2)
Linda Stacy	Former Principal Financial Officer, Principal Accounting Officer, and Secretary(3)
Jason Hahn	Former Chief Revenue Officer(4)
Christophe Louvion	Former Chief Product Technology Officer(5)

(1)	Ms. Hrdy served as our Chief Growth Officer until January 16, 2024. Ms. Hrdy was promoted to Chief Customer Officer on January 16, 2024 and to Chief Operating Officer on October 14, 2024.

(2)	During 2024, Mr. Karas served as our Senior Vice President – Finance, Chief Financial Officer, Treasurer, and Secretary until his retirement on March 31, 2024.

(3)

Ms. Stacy served as our Vice President of Finance until March 31, 2024, our Principal Accounting Officer from March 31, 2024 until December 31, 2024, and as our Principal Financial Officer and Secretary from May 7, 2024 until December 31, 2024. Also, Ms. Stacy served as our Interim Principal Financial Officer from February 26, 2025 until March 31, 2025.

(4)	Mr. Hahn served as our Chief Revenue Officer from January 16, 2024 until March 13, 2025.

(5)	Mr. Louvion served as our Chief Product Technology Officer from January 16, 2024 until January 17, 2025.

Role of the Compensation Committee

The Board appoints the Compensation Committee, which consists entirely of directors who are “non-employee directors” for purposes of the Exchange Act. The following individuals are members of the Compensation Committee:

●	Stephen H. Lockhart (Chairperson)

●	Donald M. Berwick

●	Parul Bhandari

●	John N. Nunnelly

●	Penny A Wheeler

The Compensation Committee is responsible for discharging the Board’s responsibilities with respect to all significant aspects of our compensation policies, programs and plans, and accordingly the Compensation Committee determines compensation programs for our executive officers or recommends such programs to the full Board for approval. The Compensation Committee also reviews management’s recommendations as to the compensation to be paid to other key personnel and administers our equity-based compensation plans. Periodically, the Compensation Committee reviews and determines our compensation and benefit programs, with the objective of ensuring the executive compensation and benefits programs are consistent with our compensation philosophy. The Compensation Committee has authority to carry out the foregoing responsibilities under its charter and may delegate such authority to subcommittees.

In determining compensation levels for our Named Executive Officers in 2024, the Compensation Committee did not engage any compensation consultant to provide advice concerning executive officer compensation.

One objective of the Compensation Committee in setting compensation for our executive officers, other than Mr. Hays, is to establish base salary at a level that will attract and retain highly-qualified individuals. The Compensation Committee’s considerations in setting Mr. Hays’ base salary are described below. For our executive officers other than Mr. Hays, we also consider individual performance, level of responsibility, skills and experience, and internal comparisons among executive officers in determining base salary levels.

The Compensation Committee administers our annual and long-term cash and equity incentives. The Compensation Committee considers internal comparisons and other existing compensation awards or arrangements in making compensation decisions and recommendations. In its decision-making process, the Compensation Committee receives and considers the recommendations of Mr. Hays as to executive compensation programs for all of the other officers. In its decision-making process for the long-term incentives for our executive officers, the Compensation Committee considers relevant factors, including the awards previously given to the executive officer and any long-term strategic plans.

In fulfilling its objectives as described above, the Compensation Committee took the following steps in determining 2024 compensation levels for our Named Executive Officers:

●	Considered the preference of Mr. Hays to maintain a relatively low base salary and determined his total compensation;

●	Considered the performance of our other executive officers with assistance from Mr. Hays;

●	Considered compensation levels necessary to attract and retain highly-qualified executive officers;

●	Considered the Company’s three-year strategic growth plan; and

●

Determined total compensation for our Named Executive Officers based on recommendations by Mr. Hays (as to the other officers) and the Compensation Committee’s consideration of the Company’s and the individual officer’s performance, as well as the compensation levels necessary to attract and retain highly-qualified executive officers.

2024 Say on Pay Vote

In May 2024 (after the 2024 executive compensation actions described in this Compensation Discussion and Analysis had taken place), we held our annual non-binding, advisory shareholder vote on the compensation of our Named Executive Officers at our annual shareholders’ meeting, and, consistent with the recommendation of the Board, our shareholders approved our executive compensation, with more than 98% of votes cast in favor. Despite the positive vote results, the Compensation Committee decided to make significant changes to our executive compensation programs for 2025 due to the hiring of a new Chief Executive Officer, effective June 1, 2025, and to tightly align the economic interest of our new Chief Executive Officer and other executive officers with the performance of our stock, as described in more detail under the heading Compensation Decisions with Respect to 2025 below.

Total Compensation

In 2024, we compensated our executive officers through programs that emphasize performance-based incentive compensation in the form of cash and equity-based awards. To that end, we structured total executive compensation to ensure that there is an appropriate balance between a focus on our long-term versus short-term performance. We believe that the total compensation paid or awarded to the executive officers during 2024 was consistent with our financial performance and the individual performance of each of our executive officers. We also believe that this total compensation was reasonable in its totality and is consistent with our compensation philosophies described above.

Compensation of Mr. Hays

The Compensation Committee reviews annually the salary and total compensation levels of Mr. Hays. While Mr. Hays’ salary and overall compensation are significantly below the median level paid to chief executive officers of companies of similar size, he requested that his base salary and targeted overall compensation remain unchanged. The Compensation Committee has not proposed an increase in his salary or overall compensation since 2005, which remains at $127,400.

Elements of Compensation

Base Salary

The objective of the Compensation Committee is to establish base salary, when aligned with performance incentives, to continue to attract and retain the best talent (with the exception of Mr. Hays’ salary as noted above). We have historically attempted to minimize base salary increases in order to limit our executive compensation expense if we do not meet our objectives for financial growth under our incentive compensation program.

Mr. Hays’ annualized base salary of $127,400 has remained unchanged since 2005. The 2024 annualized base salaries of our other Named Executive Officers are set forth below:

Base Salary
Helen L. Hrdy	$400,000
Kevin R. Karas	$285,000
Linda Stacy	$250,000
Jason Hahn	$400,000
Christophe Louvion	$400,000

Base salaries paid to our Named Executive Officers represented the following percentages of their total compensation (as calculated for purposes of the Summary Compensation Table), which represents a low percentage for Ms. Hrdy and Messrs. Hahn and Louvion that were charged with executing our three year strategic plan.

Base Salary as a Percentage of Total Compensation
Michael D. Hays	69%
Helen L. Hrdy	26%
Kevin R. Karas	18%
Linda Stacy	97%
Jason Hahn	25%
Christophe Louvion	20%

For 2024, base salaries as a percentage of total compensation reflect the fact that no bonuses were earned under the 2024 short-term cash incentive program, as discussed below.

Short-Term Cash Incentive

During 2024, certain of our Named Executive Officers were eligible to earn a cash bonus under the 2024 short-term cash incentive plan (the “2024 Short-Term Cash Plan”). We intended for our 2024 Short-Term Cash Plan to provide an incentive to meet our minimum total recurring contract value, excluding project based and other non-recurring revenue (“TRCV”) goals for 2024, while maintaining a certain Adjusted EBITDA Margin. “Adjusted EBITDA” means net income, plus net interest expense (or minus net interest income), plus book income taxes, plus depreciation, plus amortization, plus or minus adjustments for non-recurring, extraordinary, or other gains, losses, revenues, or expenses as may be determined by the Compensation Committee. “Adjusted EBITDA Margin” means Adjusted EBITDA as a percentage of total revenue minus any non-recurring revenue excluded from Adjusted EBITDA.

The 2024 Short-Term Cash Plan provided the opportunity to earn cash compensation for meeting the short-term performance goals of the Company.

Under the 2024 Short-Term Cash Plan, Mr. Hays was eligible to earn a cash bonus of up to $63,700 and each of Ms. Hrdy and Messrs. Hahn and Louvion was eligible to earn a cash bonus of up to $200,000 upon attainment of certain TRCV goals measured as of December 31, 2024, as follows (with linear interpolation between the goals):

Named Executive Officer	Threshold (TRCV of $144 million)	Target (TRCV of $149 million)	Maximum (TRCV of $154 million)
Michael D. Hays	$31,850	$47,775	$63,700
Helen L. Hrdy	$100,000	$150,000	$200,000
Jason Hahn	$100,000	$150,000	$200,000
Christophe Louvion	$100,000	$150,000	$200,000

The amount of any bonus earned could be reduced by the Compensation Committee if the Adjusted EBITDA Margin for the year ended December 31, 2024 was less than 25%. The Compensation Committee determined that TRCV as of December 31, 2024 was below the threshold at $133 million. Therefore, no bonuses were earned under the 2024 Short-Term Cash Plan.

Mr. Karas and Ms. Stacy did not participate in the 2024 Short-Term Cash Plan.

Long-Term Cash Incentive

Certain of our Named Executive Officers were eligible to participate in the 2024 long-term cash incentive plan (the “2024 Long-Term Cash Plan”). The 2024 Long-Term Cash Plan was approved in connection with the adoption of a three-year strategic growth plan and the hiring and promotion of individuals to serve as Chief Customer Officer, Chief Revenue Officer, Chief Corporate Development Officer, and Chief Product Technology Officer.

We intended for our 2024 Long-Term Cash Plan to provide an incentive to meet our long-term TRCV goals, while maintaining a certain Adjusted EBITDA Margin. .

Under the 2024 Long-Term Cash Plan, Ms. Hrdy and Messrs. Hahn and Louvion were eligible to earn, a payout under the 2024 Long-Term Cash Plan as follows: (i) if the Company’s TRCV as of December 31, 2026 is less than $170 million, then the payout would be $0 or (ii) if the Company’s TRCV as of December 31, 2026 is equal to or greater than $170 million, then the payout would be $2,000,000 plus $0.10476 per dollar of TRCV exceeding $170 million, up to the maximum payout of $8,862,000. The amount of any payout earned may be reduced by the Compensation Committee if the Adjusted EBITDA Margin for the year ended December 31, 2026 is less than 33%. The Compensation Committee had the option to make any payout earned in equity, instead of cash.

Messrs. Hays and Karas and Ms. Stacy did not participate in the 2024 Long-Term Cash Plan. As described in more detail under the heading Compensation Decisions with Respect to 2025 below, Ms. Hrdy’s participation in the 2024 Long-Term Cash Plan was terminated without payout in consideration for compensation granted to Ms. Hrdy in April 2025. As described in more detail under the heading Potential Payments Upon Termination or Change in Control below, due to Mr. Hahn’s termination on March 13, 2025 and Mr. Louvion’s resignation on January 17, 2025, neither Mr. Hahn nor Mr. Louvion will receive any payout under the 2024 Long-Term Cash Plan.

Long-Term Equity Incentive

Certain of our Named Executive Officers were eligible to participate in the 2024 long-term equity incentive plan (the “2024 Long-Term Equity Plan”). Like the 2024 Long-Term Cash Plan, the 2024 Long-Term Equity Plan was approved in connection with the adoption of a three-year strategic growth plan and the hiring and promotion of individuals to serve as Chief Customer Officer, Chief Revenue Officer, Chief Corporate Development Officer, and Chief Product Technology Officer.

We intended for our 2024 Long-Term Equity Plan to provide an incentive to meet our long-term TRCV goals. If earned, the value of the stock option will be dependent on the future market value of the Common Stock, which we believe helps to align the economic interests of participants in the 2024 Long-Term Equity Plan with the interests of our shareholders.

Under the 2024 Long-Term Equity Plan, on January 19, 2024, each of Ms. Hrdy and Messrs. Hahn and Louvion received an option to purchase 100,000 shares of Common Stock, and Mr. Hays received an option to purchase 4,833 shares of the Company’s Common Stock (each such option, a “2024 Option”). The Compensation Committee desired to provide Mr. Hays one-half of his salary in the 2024 Option, so it was determined by dividing $63,700 by the closing price of the Company’s Common Stock on January 18, 2024 and then multiplying by three. The award of 100,000 to each of Ms. Hrdy and Messrs. Hahn and Louvion was based upon their overall compensation package (and the desired percentage of equity in relation to the overall package) and their expected contribution to attaining our three-year strategic plan. Each of the 2024 Options will vest upon achievement of a minimum TRCV of $170 million measured as of December 31, 2026 (the “2024 Equity Performance Goal”). The 2024 Options were granted under the National Research Corporation 2006 Equity Incentive Plan (the “2006 Equity Plan”), have exercise prices equal to the closing price of the Common Stock on January 18, 2024, and are subject to termination, forfeiture, and acceleration provisions.

Mr. Karas and Ms. Stacy did not participate in the 2024 Long-Term Equity Plan. At the time they were awarded, the 2024 Long-Term Equity Plan and the 2024 Long-Term Cash Plan were intended to cover the entire three-year period for Ms. Hrdy and Messrs. Hahn and Louvion and no additional equity awards or long-term cash incentives were anticipated to be awarded to these individuals for periods prior to 2027. As described in more detail under the heading Compensation Decisions with Respect to 2025 below, Ms. Hrdy’s 2024 Option was forfeited in consideration for compensation granted to Ms. Hrdy in April 2025. Since Mr. Hahn was terminated without cause, his 2024 Option will continue to be eligible for vesting and will vest if (and only if) the 2024 Equity Performance Goal is satisfied and, in such event, the shares earned will be prorated for the portion of the period of his employment at the Company between January 19, 2024 and December 31, 2026. Due to Mr. Louvion’s resignation on January 17, 2025, his rights to the 2024 Option terminated.

The Compensation Committee does not grant equity awards in anticipation of the release of material nonpublic information. Similarly, we do not time the release of material nonpublic information about the Company for the purpose of affecting the value of executive compensation.

Karas Retirement Transition Agreement

On February 8, 2024, Mr. Karas notified the Company of his decision to retire effective March 31, 2024. In connection with his retirement, Mr. Karas entered into a Retirement Transition Agreement (the “Karas Retirement Transition Agreement”), which provides for (i) one year of base salary continuation payments from April 1, 2024 through March 31, 2025 and (ii) continued payment of health insurance benefits from April 1, 2024 through March 31, 2025.

Mr. Louvion’s Signing Bonus

Upon joining as our Chief Product Technology Officer, Mr. Louvion received a $350,000 cash signing bonus.

Other Benefits

To assist our associates in preparing financially for retirement, we maintain a 401(k) plan for all associates over 21 years of age, including our executive officers. Pursuant to the 401(k) plan, we match 25% of the first 6% of compensation contributed by our associates up to allowable Internal Revenue Service limitations. We also maintain group life, health, dental and vision insurance programs for all of our salaried associates, and our Named Executive Officers are eligible to participate in these programs on the same basis as all other eligible associates. In 2024, we also continued to provide an associate empowerment benefit (“AEB”) giving associates the option of a $2,000 401k contribution, Health Savings account contribution or lifestyle spending (cash option), a benefit that was first provided in 2022.

Other Polices and Considerations

Employee, Officer, and Director Hedging

We do not have practices or policies regarding the ability of employees (including officers) or directors of the Company, or any of their designees, to purchase financial instruments, or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities. Our officers and Named Executive Officers have not historically engaged in any such hedging transactions and as of the Record Date none of our officers or Named Executive Officers were party to any such hedging transactions.

Clawback Policy

The Company’s Clawback Policy covers our current and former officers subject to Section 16 of the Exchange Act, and any other senior executive otherwise designated by the Compensation Committee or the Board, including all of our Named Executive Officers (each a “Covered Executive”). Under the Clawback Policy, if there is a restatement of our financial results, certain incentive-based compensation paid or awarded to current and former officers subject to Section 16 of the Exchange Act will be subject to repayment or return if the amount of such compensation was calculated based upon the achievement of financial results that were the subject of the restatement and the amount of such compensation that would have been received by the such executives had the financial results been properly reported would have been lower than the amount actually awarded.

Additionally, the Clawback Policy permits the Compensation Committee to seek recovery of equity compensation, severance compensation, and cash incentive-based compensation previously paid to a Covered Executive if the Compensation Committee determines that the (i) the Company is required to undertake an accounting restatement due to the Company’s material noncompliance, as a result of misconduct by a the Covered Executive, with any financial reporting requirement under the U.S. federal securities laws, (ii) a Covered Executive engages in misconduct, or (iii) a Covered Executive breaches in any material respect a restrictive covenant set forth in any agreement between the Covered Executive and the Company, including but not limited to, a breach in any material respect of a confidentiality provision.

Insider Trading Policy

The Company has an insider trading policy governing the purchase, sale, gifting, and other dispositions of the Company’s securities that applies to all Company personnel, including directors, officers, employees, and other covered persons. In addition to our insider trading policy, the Company also follows procedures for the repurchase of its securities. The Company believes that its insider trading policy and repurchase procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and NASDAQ listing standards applicable to the Company. A copy of our insider trading policy was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2024.

Potential Payments Upon Termination or Change in Control

Mr. Hays and Ms. Hrdy are employed at will and do not have an employment agreement.

Ms. Hrdy was party to a Long-Term Incentive Award Notice and Severance Agreement (a “Severance Agreement”), which has since been terminated and replaced as described under described in more detail under the heading Compensation Decisions with Respect to 2025. The Severance Agreement had provided for the following:

●

In the event of termination without cause, resignation with good reason, death, or disability (as defined in Section 22(e) of the Internal Revenue Code of 1986, as amended (the “Code”)) prior to December 31, 2026, payout (the “Alternate Payout”) under the 2024 Long-Term Cash Plan determined as follows: (i) if the Company’s TRCV as of the most recent week ended prior to such termination is less than $170 million, then the Alternate Payout will be $0 or (ii) if the Company’s TRCV as of the most recent week ended prior to such termination is equal to or greater than $170 million, then the Payout will be $2.0 million plus $0.10476 per dollar of TRCV exceeding $170 million, up to the maximum payout of $8,862,000. The amount of the Alternate Payout may be reduced by the Compensation Committee if the Adjusted EBITDA Margin for the most recent twelve calendar months ended prior to such termination is less than the interpolated Adjusted EBITDA Margin goal, which is equal to the Adjusted EBITDA Margin for the most recent twelve calendar months that would apply using straight line interpolation between 25% at the end of 2024 and 33% at the end of 2026.

●

In the event of termination without cause or resignation with good reason prior to December 31, 2026, (i) one year of base salary continuation payments at the base salary in effect as of the termination, plus (ii) a lump sum payment equal to the actual cash bonus earned for the year in which such termination occurred, prorated for the number of days during the year served prior to termination as a percentage of the entire calendar year (the “Severance Payments”).

●

In the event of termination without cause or resignation with good reason between the date 45 days prior to the execution of a definitive agreement in contemplation of a change in control and continuing until payout under the 2024 Long-Term Cash Plan, a cash payout of $8,862,000 (representing the maximum amount under the 2024 Long-Term Cash Plan), paid promptly after (i) the consummation of a change in control or (ii) the date of such termination (if due otherwise).

Payment of the Alternate Payout and the Severance Payments was conditioned on the execution of a general release of claims. The Severance Agreement included non-competition, non solicitation, non-interference, and non-disclosure provisions that run through the one-year anniversary of the date of termination. Any breach of such restrictive covenants would result in forfeiture of any then-unpaid portion of the Alternate Payout or Severance Payments.

The award agreements for the 2024 Options (the “2024 Option Award Agreements”) provide for the following:

●

In the event of termination without cause, resignation with good reason, death, or disability (as defined in Section 22(e) of the Code) prior to the complete vesting of the 2024 Option, the 2024 Option will continue to be eligible for vesting and will vest if (and only if) the 2024 Equity Performance Goal is satisfied and, in such event, the shares earned will be prorated for the portion of the period of employment at the Company between January 19, 2024 and December 31, 2026.

●

In the event termination without cause or resignation with good reason between the date 45 days prior to the execution of a definitive agreement in contemplation of a change in control and continuing until it is determined whether the 2024 Equity Performance Goal is satisfied, the 2024 Equity Performance Goal will be deemed to have been attained and any restrictions on the 2024 Option will lapse as of the change in control.

The 2024 Option Award Agreements include non-competition, non solicitation, non-interference, and non-disclosure provisions that run through the one-year anniversary of the date of termination. Any breach of such restrictive covenants would result in forfeiture of any then-unexercised portion of the 2024 Option.

The option award agreements for currently outstanding options, other than the 2024 Options, provide for acceleration of vesting upon death or disability.

The following table summarizes the benefits that would have been payable upon termination of employment in various circumstances, assuming the triggering event occurred on December 31, 2024:

Name/Form of Compensation	Termination without Cause or Resignation with Good Reason in connection with a Change in Control	Termination without Cause or Resignation with Good Reason	Death or Disability
Michael D. Hays
Accelerated Vesting of 2024 Option(1)	—	—	—
Accelerated Vesting of Options other than the 2024 Option(1)	—	—	—
Total	—	—	—

Helen L. Hrdy
Accelerated Vesting of 2024 Option(1)	—	—	—
Accelerated Vesting of Options other than the 2024 Option(1)	—	—	—
Payout under 2024 Long-Term Cash Plan	$8,862,000	—(2)	—(2)
Salary Continuation	$400,000	$400,000	—
Annual Bonus(3)	—	—	—
Total	$9,262,000	$400,000	—
(1)	Accelerated options were out-of-the-money on December 31, 2024.

(2)	The Company’s TRCV as of the most recent week ended prior to December 31, 2024 was less than $170 million.

(3)	No bonuses were earned under the 2024 Short-Term Cash Plan.

As described in more detail under the heading Compensation Decisions with Respect to 2025 below, Ms. Hrdy’s Severance Agreement and participation in the 2024 Long-Term Cash Plan were terminated and her 2024 Option was forfeited in consideration for compensation granted to Ms. Hrdy in April 2025. In April 2025, Ms. Hrdy received a new severance agreement that provides for one year of continued payment of her then-current annual base salary in the event of her termination without cause or resignation with good reason after April 7, 2028.

The amounts payable to Mr. Karas in connection with his retirement are described above under the heading Karas Retirement Transition Agreement. Ms. Stacy did not receive any severance or other similar payments in connection with her resignation.

Mr. Hahn had a Severance Agreement and 2024 Option Award Agreement. Due to his termination without cause on March 13, 2025, Mr. Hahn will receive one year of base salary continuation payments (a total of $400,000) under the Severance Agreement. Since there was no cash bonus plan for 2025 in effect as of March 13, 2025, Mr. Hahn will not receive any cash bonus payment under the Severance Agreement. Mr. Hahn will not receive any payout under the 2024 Long-Term Cash Incentive Plan, as the Company’s TRCV as of the most recent week ended prior to his termination was less than $170 million. Since Mr. Hahn was terminated without cause, his 2024 Option will continue to be eligible for vesting and will vest if (and only if) the 2024 Equity Performance Goal is satisfied and, in such event, the shares earned will be prorated for the portion of the period of his employment at the Company between January 19, 2024 and December 31, 2026.

While Mr. Louvion had a Severance Agreement and 2024 Option Award Agreement, because he resigned without good reason, he did not receive any benefits under the Severance Agreement or 2024 Option Award Agreement. Upon his resignation on January 17, 2025, Mr. Louvion’s 2024 Option was forfeited and his participation in the 2024 Long-Term Cash Plan terminated without payout.

Compensation Decisions with Respect to 2025

In February 2025, the Board appointed Trent Green, the former Chief Executive Officer of Amazon One Medical and Chief Operating Officer of Legacy Health, as our Chief Executive Officer, effective June 1, 2025 (the “Green Effective Date”). Upon the effectiveness of Mr. Green’s appointment as Chief Executive Officer, Mr. Hays will transition to the role of Chairman of the Board. The Compensation Committee approved a compensation package for Mr. Green in connection with his appointment as Chief Executive Officer, including: (i) an annualized base salary of $1,250,000; (ii) a grant of 500,000 shares of Common Stock (the “Green Shares”), subject to the following restrictions: (a) we have the option to repurchase the Green Shares for $1.00 if Mr. Green is terminated for cause or resigns without good reason prior to the third anniversary of the Green Effective Date, (b) prior to the third anniversary of the Green Effective Date, the Green Shares may not be transferred, except (1) with our consent or (2) to certain family members, trusts for the benefit of such family members, or upon death, incompetency, or disability, and (c) after the third anniversary of the Green Effective Date, only fifty (50%) percent of the Green Shares may be transferred during Mr. Green’s employment by the Company; (iii) a cash signing bonus equal to the value of the Green Shares (based on the closing price of Common Stock on the trading day prior to the Green Effective Date) multiplied by 66 2/3%; and (iv) in the event of Mr. Green’s termination without cause or resignation with good reason after the third anniversary of the Green Effective Date, he will be entitled to one year of continued payment of his then-current annual base salary. The Green Shares are expected to be issued under the 2025 Omnibus Incentive Plan. The compensation package discussed above is meant to align Mr. Green’s compensation with our shareholders’ interests and perspectives, as Mr. Hays as Chief Executive Officer has been so aligned with shareholders through the significant number of shares owned by trusts for the benefit of his family.

In light of the appointment of Mr. Green as our Chief Executive Officer and changes to our strategic plan associated with his appointment, the Compensation Committee, with assistance from Mr. Hays, reevaluated the compensation packages of our executive officers (other than Mr. Green and Mr. Hays). Similar to the compensation package offered to Mr. Green, the Compensation Committee desired to align the compensation of such executive officers with our shareholders’ interests and perspectives through stock ownership. In April 2025, the Compensation Committee approved a new compensation program for Ms. Hrdy, including: (i) a grant of 100,000 shares of Common Stock (the “Hrdy Shares”) under the 2006 Equity Incentive Plan on April 7, 2025 (the “Hrdy Grant Date”), subject to the following restrictions: (a) we have the option to repurchase the Hrdy Shares for $1.00 if Ms. Hrdy is terminated for cause or resigns without good reason prior to the third anniversary of the Hrdy Grant Date, (b) prior to the third anniversary of the Hrdy Grant Date, the Hrdy Shares may not be transferred, except (1) with our consent or (2) to certain family members, trusts for the benefit of such family members, or upon death, incompetency, or disability, and (c) after the third anniversary of the Hrdy Grant Date, only fifty (50%) percent of the Hrdy Shares may be transferred during Ms. Hrdy’s employment by the Company; (ii) a cash bonus equal to the value of the Hrdy Shares (based on the closing price of Common Stock on the trading day prior to the Hrdy Grant Date) multiplied by 66 2/3%; and (iii) in the event of Ms. Hrdy’s termination without cause or resignation with good reason after the third anniversary of the Hrdy Grant Date, she will be entitled to one year of continued payment of her then-current annual base salary. In consideration for foregoing compensation, Ms. Hrdy’s Severance Agreement and participation in the 2024 Long-Term Cash Plan were terminated and her 2024 Option was forfeited. Ms. Hrdy’s annualized base salary remained at $400,000. The compensation changes described above also were made for Andrew Monnich, our Chief Corporate Development Officer. The Compensation Committee did not change the compensation of Mr. Hays.

Risk Assessment of Compensation Policies and Practices

The Board relies on the Compensation Committee to address risk exposures facing us with respect to compensation, with appropriate reporting of these risks to be made to the full Board. The Compensation Committee, as part of its periodic review of compensation and benefit programs, assesses the potential risks arising from our compensation policies and practices and considers safeguards against incentives to take excessive risks. Based on its most recent review, the Compensation Committee has concluded that the risks arising from our compensation policies and practices for its associates are not reasonably likely to have a material adverse effect on us.

REPORT OF THE COMPENSATION AND TALENT COMMITTEE

The Compensation and Talent Committee has reviewed and discussed the preceding Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

Stephen H. Lockhart, Chairperson

Donald M. Berwick

Parul Bhandari

John N. Nunnelly

Penny A. Wheeler

EXECUTIVE COMPENSATION TABLES

2024 Summary Compensation Table

Set forth below is information regarding compensation earned by or paid or awarded to the Named Executive Officers. The identification of such Named Executive Officers is determined based on the individual’s total compensation for 2024, as reported below in the Summary Compensation Table.

The following table sets forth information concerning the total compensation of each of our Named Executive Officers with respect to 2024, 2023, and 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)

Michael D. Hays	2024	$127,400	—		$55,000	(4)	—	$2,462	(5)	$184,862
Chief Executive Officer, President	2023	$127,400	—		$64,455		—	$3,711		$195,566
	2022	$127,400	—		$49,527		—	$4,246		$181,173

Helen L. Hrdy	2024	$397,788	$3,539	(2)	$1,138,000	(4)	—	$6,559	(6)	$1,545,886
Chief Operating Officer(1)	2023	$285,000	—		$144,181		—	$6,507		$435,688
	2022	$285,000	—		$110,792		—	$6,305		$402,097

Kevin R. Karas	2024	$76,731	—		—		—	$347,862	(7)	$424,593
Former Senior Vice President- Finance, Chief Financial Officer, Treasurer, and Secretary(1)	2023	$285,000	—		$144,181		—	$7,417		$436,598
	2022	$285,000	—		$110,792		—	$7,814		$403,606

Linda Stacy	2024	$245,395	—		—		—	$7,481	(6)	$252,876
Former Principal Accounting Officer, Principal Financial Officer, and Secretary and Current Principal Financial Officer(1)

Jason Hahn	2024	$384,615	—		$1,138,000	(4)	—	$4,231	(8)	$1,526,846
Former Chief Revenue Officer(1)

Christophe Louvion	2024	$376,923	$350,000	(3)	$1,138,000	(4)	—	$7,571	(6)	$1,872,494
Former Chief Product Technology Officer(1)

(1)

Ms. Hrdy served as our Chief Growth Officer until January 16, 2024. Ms. Hrdy was promoted to Chief Customer Officer on January 16, 2024 and to Chief Operating Officer on October 14, 2024. During 2024, Mr. Karas served as our Senior Vice President – Finance, Chief Financial Officer, Treasurer, and Secretary until his retirement on March 31, 2024. Ms. Stacy served as our Vice President of Finance until March 31, 2024, our Principal Accounting Officer from March 31, 2024 until December 31, 2024, and as our Principal Financial Officer and Secretary from May 7, 2024 until December 31, 2024. Also, Ms. Stacy served as our Interim Principal Financial Officer from February 26, 2025 until March 31, 2025. Mr. Hahn served as our Chief Revenue Officer from January 16, 2024 until March 13, 2025. Mr. Louvion served as our Chief Product Technology Officer from January 16, 2024 until January 17, 2025.

(2)	Represents a cash anniversary bonus awarded to Ms. Hrdy.

(3)	Upon joining as our Chief Product Technology Officer, Mr. Louvion received a $350,000 cash signing bonus.

(4)	Represents grant date fair value 2024 Options granted under the 2024 Long-Term Equity Plan, as set forth in the Grants of Plan-Based Awards Table below.

(5)	Represents 401(k) matching contributions and health saving account matching contributions.

(6)	Represents 401(k) matching contributions, health saving account matching contributions, and lifestyle spending AEB benefit.

(7)

Represents 401(k) matching contributions, health saving account matching contributions, lifestyle spending AEB benefit, payout of his personal time off ($35,250) and the following amounts payable under the Karas Retirement Transition Agreement: (i) $285,000 in base salary continuation, which is equal to his annual base salary in effect as of the date of his separation and is payable for a period of twelve months following his retirement ($208,269 of this amount was paid during 2024) and (ii) $25,210 in continued payment of health insurance benefits ($18,423 of this amount was paid during 2024). The Karas Retirement Transition Agreement is discussed in more detail under the heading Karas Retirement Transition Agreement above.

(8)	Represents 401(k) matching contributions.

Grants Of Plan-Based Awards in 2024

We maintain the 2006 Equity Plan pursuant to which grants may be made to our executive officers. The following table sets forth information regarding all such incentive plan awards that were made to the Named Executive Officers in 2024.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)

Michael D. Hays	—(1)	$31,850	$47,775	$63,700	—	—	—	—	—
	01/19/24(2)	—	—	—	—	4,833	—	$39.54	$55,000

Helen L. Hrdy	—(1)	$100,000	$150,000	$200,000	—	—	—	—	—
	01/19/24(2)	—	—	—	—	100,000	—	$39.54	$1,138,000
	—(3)	$2,000,000	$5,431,000	$8,862,000	—	—	—	—	—

Kevin R. Karas	—	—	—	—	—	—	—	—	—

Linda Stacy	—	—	—	—	—	—	—	—	—

Jason Hahn	—(1)	$100,000	$150,000	$200,000	—	—	—	—	—
	01/19/24(2)	—	—	—	—	100,000	—	$39.54	$1,138,000
	—(3)	$2,000,000	$5,431,000	$8,862,000	—	—	—	—	—

Christophe Louvion	—(1)	$100,000	150,000	$200,000	—	—	—	—	—
	01/19/24(2)	—	—	—	—	100,000	—	$39.54	$1,138,000
	—(3)	$2,000,000	$5,431,000	$8,862,000	—	—	—	—	—

(1)

Represents potential payouts under the 2024 Short-Term Cash Plan. The material terms of the 2024 Short-Term Cash Plan are discussed in more detail under the heading 2024 Short-Term Cash Plan above. No payouts were earned under the 2024 Short-Term Cash Plan.

(2)

Represents the 2024 Options under the 2024 Long-Term Equity Plan. The FASB ASC Topic 718 grant date fair value of the 2024 Options of $11.38 per share was calculated using a Black-Scholes valuation model. The material terms of the 2024 Options are discussed in more detail under the heading 2024 Long-Term Equity Plan above. See Note 9 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 for a discussion of assumptions made in the valuation of share-based compensation. Since Mr. Hahn was terminated without cause, his 2024 Option will continue to be eligible for vesting and will vest if (and only if) the 2024 Equity Performance Goal is satisfied and, in such event, the shares earned will be prorated for the portion of the period of his employment at the Company between January 19, 2024 and December 31, 2026. Upon his resignation on January 17, 2025, Mr. Louvion’s 2024 Option was forfeited.

(3)

Represents potential payouts under the 2024 Long-Term Cash Plan. The material terms of the 2024 Long-Term Cash Plan are discussed in more detail under the heading 2024 Long-Term Cash Plan above. As described in more detail under the heading Compensation Decisions with Respect to 2025 above, Ms. Hrdy’s participation in the 2024 Long-Term Cash Plan was terminated without payout in consideration for compensation granted to Ms. Hrdy in April 2025. Mr. Hahn will not receive any payout under the 2024 Long-Term Cash Incentive Plan, as the Company’s TRCV as of the most recent week ended prior to his termination on March 13, 2024 was less than $170 million. Upon his resignation on January 17, 2025, Mr. Louvion’s participation in the 2024 Long-Term Cash Plan terminated without payout.

Outstanding Equity Awards at December 31, 2024

The following table sets forth information on outstanding option awards held by the Named Executive Officers on December 31, 2024, including the number of shares underlying exercisable, unexercisable, and unearned portions of each stock option, the exercise price and expiration date of each outstanding option.

Option Awards
Name	No. of Securities Underlying Unexercised Options (Exercisable) (#)	No. of Securities Underlying Unexercised Options (Unexercisable) (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date

Michael D. Hays	10,014(1)(2)	-	-	$ 13.17	01/06/25
	9,145(1)(3)	-	-	$ 15.23	01/05/26
	7,478(1)(4)	-	-	$ 18.80	01/04/27
	5,193(1)(5)	-	-	$ 36.80	01/03/28
	4,990(1)(6)	-	-	$ 38.30	01/03/29
	-	2,904(1)(7)	-	$ 65.80	01/03/30
	-	4,452(1)(8)	-	$ 42.92	01/05/31
	-	4,523(1)(9)	-	$ 42.25	01/04/32
	-	4,909(1)(10)	-	$ 38.93	01/04/33
	-	-	4,833(1)(11)	$ 39.54	01/19/34

Helen L. Hrdy	12,346(1)(3)	-	-	$ 15.23	01/05/26
	12,619(1)(4)	-	-	$ 18.80	01/04/27
	8,764(1)(5)	-	-	$ 36.80	01/03/28
	8,420(1)(6)	-	-	$ 38.30	01/03/29
	-	5,699(1)(7)	-	$ 65.80	01/03/30
	-	9,960(1)(8)	-	$ 42.92	01/05/31
	-	10,118(1)(9)	-	$ 42.25	01/04/32
	-	10,981(1)(10)	-	$ 38.93	01/04/33
	-	-	100,000(1)(11)(12)	$ 39.54	01/19/34

Kevin R. Karas	20,458(1)(3)	-	-	$ 15.23	01/05/26
	16,728(1)(4)	-	-	$ 18.80	01/04/27
	11,617(1)(5)	-	-	$ 36.80	01/03/28
	11,162(1)(5)		-	$ 38.30	01/03/29

Jason Hahn	-	-	100,000(1)(11)(13)	$ 39.54	01/19/34

Linda Stacy	-	-	-	-	-

Christophe Louvion	-	-	100,000(1)(11)(14)	$ 39.54	01/19/34

(1)	Option to purchase shares of Common Stock.

(2)	Options vest in full on the fifth anniversary of the grant date. These options vested on January 6, 2020.

(3)	Options vest in full on the fifth anniversary of the grant date. These options vested on January 5, 2021.

(4)	Options vest in full on the fifth anniversary of the grant date. These options vested on January 4, 2022.

(5)	Options vest in full on the fifth anniversary of the grant date. These options vested on January 3, 2023.

(6)	Options vest in full on the fifth anniversary of the grant date. These options vested on January 3, 2024.

(7)	Options vest in full on the fifth anniversary of the grant date. These options vested on January 3, 2025.

(8)	Options vest in full on the fifth anniversary of the grant date. These options will vest on January 5, 2026.

(9)	Options vest in full on the fifth anniversary of the grant date. These options will vest on January 4, 2027.

(10)	Options vest in full on the fifth anniversary of the grant date. These options will vest on January 4, 2028.

(11)

Represents a 2024 Option granted pursuant to 2024 Long-Term Equity Plan. The material terms of the 2024 Long-Term Equity Plan are discussed in more detail under the heading 2024 Long-Term Equity Plan above.

(12)

As described in more detail under the heading Compensation Decisions with Respect to 2025 above, Ms. Hrdy’s 2024 Option was forfeited in consideration for compensation granted to Ms. Hrdy in April 2025.

(13)

Since Mr. Hahn was terminated without cause, his 2024 Option will continue to be eligible for vesting and will vest if (and only if) the 2024 Equity Performance Goal is satisfied and, in such event, the shares earned will be prorated for the portion of the period of his employment at the Company between January 19, 2024 and December 31, 2026.

(14)	Mr. Louvion’s 2024 Option was forfeited upon his resignation on January 17, 2025.

Option Exercises and Stock Vested in 2024

Option Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)
Michael D. Hays	2,904	$60,287
Helen L. Hrdy	-	-
Kevin R. Karas	-	-
Linda Stacy	-	-
Jason Hahn	-	-
Christophe Louvion	-	-

(1)	Shares of Common Stock.
(2)	Amounts represent the product of the number of shares acquired on exercise multiplied by the excess of market price at exercise over the exercise price per share.

Pay Versus Performance

					Value of initial fixed $100 investment based on:
Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs (2)	Total Shareholder Return	Peer group Total Shareholder Return(3)	Net Income	Revenue
							(in thousands)

2024	$184,862	$(43,480)	$1,124,539	$296,563	$29.28	$142.93	$24,783	$143,060
2023	$195,566	$202,165	$428,157	$443,660	$64.34	$128.14	$30,971	$148,580
2022	$181,173	$184,526	$410,113	$418,936	$59.60	$109.59	$31,800	$151,568
2021	$217,094	$207,809	$490,467	$469,883	$64.98	$137.74	$37,466	$147,954
2020	$254,504	$(329,929)	$524,435	$(1,183,288)	$65.91	$119.96	$37,260	$133,277

(1)	Mr. Hays was the Principal Executive Officer (“PEO”) for 2024, 2023, 2022, 2021, and 2020. The following amounts were deducted and added to determine the compensation actually paid to the PEO:

Year	Summary Compensation Table Total for PEO	Deduct Stock and Option Awards Reported in the Summary Compensation Table	Add Awards Granted During the Covered FY that are Outstanding and Unvested as of the End of the Covered FY	Add Change in Fair Value as of the End of the Covered FY for Awards Granted in a Prior FY that are Outstanding and Unvested as of the End of the Covered FY	Add Change in Fair Value as of the Vesting Date for Awards Granted in a Prior FY that Vested During the Covered FY	Compensation Actually Paid to PEO

2024	$184,862	$(55,000)	$1,406	$(179,760)	$5,012	$(43,480)
2023	$195,566	$(64,455)	$70,289	$(4,749)	$5,514	$202,165
2022	$181,173	$(49,527)	$54,018	$(2,257)	$1,119	$184,526
2021	$217,094	$(49,595)	$45,549	$(7,756)	$2,517	$207,809
2020	$254,504	$(60,258)	$18,190	$(564,781)	$22,416	$(329,929)

(2)

Mr. Hahn, Ms. Hrdy, Mr. Karas, Ms. Stacy, and Mr. Louvion were Non-PEO Named Executive Officers (“NEOs”) during 2024. Ms. Hrdy, Mr. Karas, and Jona S. Raasch (our former Chief Operating Officer) were Non-PEO NEOs during 2023, 2022, 2021, and 2020. Steven D. Jackson, our former President, was a non-PEO NEO during 2020. The following average amounts were deducted and added to determine the average compensation actually paid to the non-PEO NEOs:

Year	Average Summary Compensation Table Total for Non-PEO NEOs	Deduct Stock and Option Awards Reported in the Summary Compensation Table	Add Awards Granted During the Covered FY that are Outstanding and Unvested as of the End of the Covered FY	Add Change in Fair Value as of the End of the Covered FY for Awards Granted in a Prior FY that are Outstanding and Unvested as of the End of the Covered FY	Add Change in Fair Value as of the Vesting Date for Awards Granted in a Prior FY that Vested During the Covered FY	Subtract Awards Granted in a Prior FY that Failed to Meet the Applicable Vesting Conditions During the Covered FY		Add Dividends Paid on Awards in the Covered FY Prior to the Vesting Date that are Not Otherwise Included in Total Compensation for the Covered FY	Average Compensation Actually Paid to Non-PEO NEOs

2024	$1,124,539	$(682,800)	$17,457	$(79,628)	$3,933	$(86,939	)(4)	-	$296,563
2023	$428,157	$(146,711)	$159,990	$(9,317)	$11,541	-		-	$443,660
2022	$410,113	$(112,737)	$122,960	$(3,742)	$2,342	-		-	$418,936
2021	$490,467	$(112,904)	$103,693	$(16,358)	$4,985	-		-	$469,883
2020	$524,435	$(134,221)	$29,808	$(869,318)	$(98,275)	$(637,647	) (5)	$1,930	$(1,183,288)

(3)

Utilizes the Russell 2000 Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Form 10-K for the year ended December 31, 2024. Because of the uniqueness of our markets and products and lack of publicly traded peers, we do not believe that a combination of peer issuers can be selected on an industry or line-of-business basis to provide a meaningful basis for comparing shareholder return. Accordingly, the Russell 2000 Index, which is comprised of issuers with generally similar market capitalizations to that of the Company, is included in the table as permitted by applicable regulations. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the Russel 2000 Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(4)	Represents options held by Mr. Karas that were forfeited upon his retirement in March 2024.

(5)	Represents options held by Mr. Jackson that were forfeited upon his resignation in October 2020.

The relationship between the compensation actually paid to the PEO and the average compensation actually paid to the non-PEO NEOs and the cumulative total shareholder return of the Company and the Russell 2000 Index for 2024, 2023, 2022, 2021, and 2020 is represented by the graph below:

The relationship between the compensation actually paid to the PEO and the average compensation actually paid to the non-PEO NEOs and the Company’s net income for 2024, 2023, 2022, 2021, and 2020 is represented by the graph below:

The relationship between the compensation actually paid to the PEO and the average compensation actually paid to the non-PEO NEOs and the Company’s revenue for 2024, 2023, 2022, 2021, and 2020 is represented by the graph below:

The following tabular list includes the financial performance measures which in the Company’s assessment represent the most important financial performance measures used by the Company to link compensation actually paid to the Company’s NEO’s for 2024 to Company performance.

Important Financial Measures

Net Income
Revenue Stock
Total Recurring Contract Value
Adjusted EBITDA Margin

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K promulgated under the Exchange Act, we are providing the following information about the ratio of the median annual total compensation of our associates (i.e., employees) and the annual total compensation of Michael D. Hays, our Chief Executive Officer. For the year ended December 31, 2024:

●	the median of the annual total compensation of all associates of the Company was reasonably estimated to be $85,490; and

●	the annual total compensation of Mr. Hays was $184,862.

●

Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other associates is estimated to be 2.16 to 1.

We identified the median associate by examining total cash compensation (i.e., base wages plus cash bonuses and/or commissions) for 2024 of all individuals employed by us on December 31, 2024 (other than Mr. Hays), whether full-time, part-time or on a seasonal basis. We annualized total cash compensation for all permanent associates who were hired after January 1, 2024, as permitted by the rules of the Securities and Exchange Commission.

To calculate the 2024 annual total compensation of our median associate for purposes of this disclosure, we added together all of the elements of our median associate’s compensation for 2024 in the same way that we calculate the annual total compensation of our Named Executive Officers in the Summary Compensation Table. To calculate Mr. Hays’ annual total compensation, we used the amount reported in the “Total” column of our 2024 Summary Compensation Table. To calculate our ratio, we divided Mr. Hays’ annual total compensation by the annual total compensation of our median associate.

PROPOSAL NO. 3 – NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proposal provides our shareholders with the opportunity to cast a vote either for or against a non-binding, advisory resolution to approve the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion in this proxy statement. We are required to hold this vote by Section 14A of the Exchange Act.  As discussed in the Compensation Discussion and Analysis above, beginning on page 16, we have designed our executive compensation and benefit programs for our executive officers, including our Named Executive Officers, to advance the following core principles:

●	Competitive Pay for Our Market. We strive to compensate our executive officers at levels to ensure that we continue to attract and retain a highly competent, committed management team.

●	Align with Shareholders. We seek to align the interests, perspectives and decision-making of our executive officers with the interests of our shareholders primarily through equity grants.

We believe that a focus on these principles will benefit us and, ultimately, our shareholders in the long term by ensuring that we can attract and retain highly-qualified executive officers who are committed to our long-term success.

The Board invites you to carefully review the Compensation Discussion and Analysis beginning on page 16 and the tabular and other disclosures on compensation beginning on page 27, and cast a non-binding, advisory vote either for or against the following resolution:

“Resolved, that shareholders approve, on a non-binding, advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis section and the compensation tables and narrative discussion contained in this Proxy Statement.”

While the vote does not bind the Board to any particular action, the Board values the input of our shareholders, and will take into account the outcome of this vote in considering future compensation arrangements.

Assuming a quorum is present at the Annual Meeting, the number of votes cast for the non-binding, advisory resolution to approve the Company’s executive compensation program must exceed the number of votes cast against it. Abstentions and broker non-votes will be counted as present in determining whether there is a quorum; however, they will not constitute a vote “for” or “against” the non-binding, advisory resolution and will be disregarded in the calculation of votes cast. A broker non-vote occurs when a broker submits a proxy card with respect to shares that the broker holds on behalf of another person but declines to vote on a particular matter, either because the broker elects not to exercise its discretionary authority to vote on the matter or does not have authority to vote on the matter.

THE COMPENSATION COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT. SHARES OF THE COMPANY’S COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4 – APPROVAL OF THE NATIONAL RESEARCH CORPORATION 2025 OMNIBUS INCENTIVE PLAN

Summary

●

The Board is asking for stockholder approval of our National Research Corporation 2025 Omnibus Incentive Plan (the “2025 Omnibus Incentive Plan”). Equity compensation is critical for the Company to attract, motivate and retain employees, directors, officers, consultants, advisors, and independent contractors (collectively, “Participants”) through competitive compensation packages, and it aligns our executives’ and stockholders’ short- and long-term interests by creating a strong and direct link between executive pay and stockholder return.

●

The Compensation Committee believes the shares of Common Stock remaining under 2006 Equity Plan and the 2004 Director Stock Plan (together, the “Predecessor Plans”) are insufficient to fulfill the Company’s objectives. If stockholders do not approve the 2025 Omnibus Incentive Plan, the Company will have approximately 467,097 remaining shares under the 2006 Equity Plan and approximately 616,402 remaining shares under the 2004 Director Stock Plan for future awards and may need to resort to greater cash compensation to remain competitive.

Introduction

On April 4, 2025, the Board adopted the 2025 Omnibus Incentive Plan. If approved by our stockholders, the 2025 Omnibus Incentive Plan will be effective as of the date of the Annual Meeting. The 2025 Omnibus Incentive Plan is intended to replace the Predecessor Plans. If the 2025 Omnibus Incentive Plan is approved by our stockholders, no further awards would be made after such date under the Predecessor Plans. If the 2025 Omnibus Incentive Plan is not approved by our stockholders, the Predecessor Plans will remain in full force and effect, and our ability to grant equity awards to attract, motivate and retain new and existing Participants would be limited. In that event, to remain competitive, the Company may be required to adopt additional cash or equity related compensation programs.

The Compensation Committee believes the 2025 Omnibus Incentive Plan is needed to (i) recruit talent to fill open positions on our management team as they arise and (ii) continue to make equity-based awards to Participants, which tie a portion of total compensation to equity awards and align with stockholder interests.

In deciding to adopt the 2025 Omnibus Incentive Plan, the Board considered, among other factors:

●	the number of shares of Common Stock currently available for issuance under the Predecessor Plans;

●	the number of shares of Common Stock necessary to attract, motivate and retain qualified Participants;

●

our current three-year average burn rate of approximately 0.38%, calculated based upon performance-based awards vested in the year (versus granted) and time-based awards granted in the year, divided by our weighted average basic common shares outstanding;

●	the number of shares of Common Stock outstanding, the dilutive effects of awards, and our projected burn rate; and

●	the effect of the price of our Common Stock on the number of shares needed to maintain a portion of our compensation packages for key employees that is expected to be granted in the form of equity.

In addition to the factors above, the Board also considered the following factors, among others, when determining whether to approve the 2025 Omnibus Incentive Plan:

●

the Compensation Committee’s belief that equity-based grants to employees are a highly effective recruiting and retention tool that allows key employees to share in the ownership of our Company and contribute to our revenue and earnings growth by aligning the long-term interests of our management and key employees with those of our stockholders;

●

the Compensation Committee’s belief that if additional shares are not available for future awards, we would be required to increase the use of cash awards, which could have an adverse impact on our ability to attract, motivate and retain qualified Participants and our results of operations; and

●	the provisions in the 2025 Omnibus Incentive Plan designed to protect stockholders’ interests, as described below.

Provisions Designed to Protect Stockholders

The 2025 Omnibus Incentive Plan and our governance and compensation policies contain a number of provisions that we believe are designed to protect stockholder interests and support governance best practices, including:

●

prohibition of share recycling related to exercise of stock options, shares available for issuance upon the grant of SARs and shares forfeited for tax withholding obligations with respect to stock options and SARs;

●	prohibition of the repricing of stock options and SARs without stockholder approval;

●	prohibition of the issuance of stock options or SARs with an exercise price less than the fair market value of the Common Stock on the grant date;

●	limiting the maximum term of a stock option and SARs to ten years;

●	administration by the Compensation Committee, which is comprised entirely of independent directors;

●	the Compensation Committees’ ability to exercise negative discretion to eliminate or reduce the size of an award if appropriate;

●	no “evergreen” design, with the 2025 Omnibus Incentive Plan providing a fixed number of shares available for issuance;

●	robust transfer restrictions;

●	annual limit on cash and equity compensation payable under the 2025 Omnibus Incentive Plan; and

●	awards subject to the Company’s Clawback Policy.

Equity Shares Under All Plans

To provide a complete picture of the overall share pool, below are equity plan share data as of fiscal year end, and updated data as of April 7, 2025:

	December 31, 2024	April 7, 2025
Total shares subject to outstanding options(1)	875,154	516,196
Weighted average exercise price of outstanding options	$37.30	$37.51
Weighted average remaining duration of outstanding options	5.27 years	5.92 years
Unvested shares of restricted stock outstanding	–	–(3)
Total shares remaining for future grants(2)	994,520	1,083,499

(1)

Includes (i) 404,833 unvested performance-based options as of December 31, 2024, and 104,833 as of April 7, 2025, (ii) 147,610 unvested time-based options as of December 31, 2024, and 143,189 as of April 7, 2025, and (iii) 322,711 vested, exercisable options as of December 31, 2024, and 268,174 as of April 7, 2025.

(2)

Includes (i) 378,118 shares remaining for future grants under the 2006 Equity Plan as of December 31, 2024, and 467,097 as of April 7, 2025, and (ii) 616,402 shares remaining for future grants under the 2004 Director Stock Plan as of December 31, 2024, and 616,402 as of April 7, 2025.

(3)	Does not include 200,000 shares of restricted stock that are vested, but are subject to certain transfer restrictions.

Historical Equity Award Granting Practices – Burn Rate

In determining the number of shares by which to increase the pool of shares authorized for issuance under the 2025 Omnibus Incentive Plan, we considered a number of factors, including the burn rate. We believe calculating the Company’s burn rate based upon performance-based awards vested in the year (versus granted) and time-based awards granted in the year, divided by our weighted average (basic) common shares outstanding, provides a more accurate depiction of our burn rate. The following table summarizes our awards to all employees over the last three years. Our current three-year average burn rate is approximately 0.38% for fiscal years 2022 through 2024.

Fiscal Year	Time- Based Options Granted	Performance- Based Options Granted	Performance- Based Options Earned/ Vested	Full Value Awards Granted	Weighted Average Basic Common	Burn Rate %(1)
2024	54,530	404,833	-	-	23,703,725	0.23%
2023	96,359	-	-	-	24,539,826	0.39%
2022	127,227	-	-	-	24,922,199	0.51%
Average						0.38%

(1)	Based upon performance-based awards vested in the year (versus granted) and time-based awards granted in the year, divided by our weighted average (basic) common shares outstanding.

Description of the 2025 Omnibus Incentive Plan

On April 4, 2025, the Board adopted the 2025 Omnibus Incentive Plan. If approved by our stockholders, 2025 Omnibus Incentive Plan will be effective as of the date of the Annual Meeting. The principal provisions of the 2025 Omnibus Incentive Plan are summarized below. This summary is qualified in its entirety by reference to the text of the 2025 Omnibus Incentive Plan. The 2025 Omnibus Incentive Plan is attached as Appendix A to this Proxy Statement. You are urged to read the actual text of the 2025 Omnibus Incentive Plan in its entirety.

The purposes of the 2025 Omnibus Incentive Plan are to: (i) provide our employees with an opportunity to acquire Common Stock in a manner that reinforces our performance goals and provides an incentive to continue employment with us and work toward our long-term growth, development and financial success; (ii) attract, motivate and retain qualified Participants by providing them with long-term incentives and reward such Participants by the issuance of equity grants so that these employees and directors will contribute to and participate in our long-term performance; and (iii) align our executives’ and stockholders’ short- and long-term interests by creating a strong and direct link between executive pay and stockholder return. In furtherance of these purposes, the 2025 Omnibus Incentive Plan authorizes the grant of stock options and restricted stock, subject to applicable law, to our employees, directors, officers, consultants, advisors, and independent contractors.

The 2025 Omnibus Incentive Plan allows the Compensation Committee to link compensation to performance over a period of time by granting Awards (as defined in the 2025 Omnibus Incentive Plan) that have multiple-year vesting schedules. Awards with multiple-year vesting schedules, such as option grants, provide balance to the other elements of our compensation program that otherwise link compensation to our short-term performance. Awards with multiple-year vesting schedules create an incentive for executive officers to increase stockholder value over an extended period of time because the value received from such Awards is based upon the growth of the stock price.

Subject to certain equitable adjustments as provided in the 2025 Omnibus Incentive Plan, the maximum number of shares of Common Stock available for grant of Awards under the 2025 Omnibus Incentive Plan is 5,000,000 shares.

Types of Awards

A description of the Awards that may be made pursuant to the 2025 Omnibus Incentive Plan follows. Such descriptions are qualified in their entirety by reference to the text of the 2025 Omnibus Incentive Plan. All terms used but not otherwise defined herein shall have the meanings ascribed to them in the 2025 Omnibus Incentive Plan.

Stock Options. Pursuant to the 2025 Omnibus Incentive Plan, the Compensation Committee may grant Awards in the form of stock options to purchase shares of Common Stock, which stock options may be non-qualified or incentive stock options for federal income tax purposes. Stock options granted under the 2025 Omnibus Incentive Plan vest and become exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee. Any stock option granted in the form of an incentive stock option must satisfy the requirements of Section 422 of the Code. Other than in connection with Substitute Awards (as defined in the 2025 Omnibus Incentive Plan), the exercise price per share of Common Stock for any stock option cannot be less than 100% of the fair market value of a share of Common Stock, as determined by the Compensation Committee, on the day that the stock option is granted. For purposes of the 2025 Omnibus Incentive Plan, the fair market value means the closing price of the Common Stock on the principal national securities exchange on which the Common Stock is then listed or admitted to trading, and the closing price shall be the last reported sale price, regular way, on such date (or, if no sale takes place on such date, the last reported sale price, regular way, on the next preceding date on which such sale took place), as reported by such exchange. If the Common Stock is not then so listed or admitted to trading on a national securities exchange, then Fair Market Value shall be the value determined by the Compensation Committee in good faith and in a manner that complies with Sections 409A and 422 of the Code. In addition, the term of the stock option may not exceed ten years. The type (incentive or non-qualified), vesting, exercise price and other terms of each stock option will be set forth in the Award Notice for such stock option.

A stock option may be exercised by paying the exercise price in cash or its equivalent and/or, to the extent permitted by the Compensation Committee and applicable law, shares of Common Stock, a combination of cash and shares of Common Stock, or through the delivery of irrevocable instruments to a broker to sell the shares obtained upon the exercise of the stock option and to deliver to us an amount equal to the exercise price. The Compensation Committee may provide that an option shall be deemed to be exercised at the close of business on the scheduled expiration date of such option if at such time the option remains exercisable and, if so exercised, would result in a payment to the holder.

Stock Appreciation Rights. The Compensation Committee may grant Awards in the form of stock appreciation rights, either in tandem with a stock option (“Tandem SARs”) or independent of a stock option (“Freestanding SARs”). The exercise price of a stock appreciation right is an amount determined by the Compensation Committee, but, except in connection with Substitute Awards, in no event is such amount less than 100% of the fair market value of a share of Common Stock on the date that the stock appreciation right was granted or, in the case of a Tandem SAR, the exercise price of the related stock option (subject to the requirements of Section 409A of the Code and except in the case of Substitute Awards). A SAR shall have a term not greater than ten years.

A Tandem SAR may be granted either at the time of grant of the related stock option or at any time thereafter during the term of the related stock option. A Tandem SAR is exercisable to the extent its related stock option is exercisable. Each Tandem SAR will entitle the holder of such stock appreciation right to surrender the related stock option and to receive an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of Common Stock over (B) the stock option exercise price per share of Common Stock, times (ii) the number of shares of Common Stock covered by the stock option that is surrendered. Upon the exercise of a stock option as to some or all of the shares of Common Stock covered by such stock option, the related Tandem SAR is automatically cancelled to the extent of the number of shares of Common Stock covered by the exercise of the stock option.

Each Freestanding SAR will entitle the holder of such stock appreciation right upon exercise to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of Common Stock over (B) the exercise price, times (ii) the number of shares of Common Stock covered by the Freestanding SAR and as to which the stock appreciation right is exercised.

The type (Tandem SAR or Freestanding SAR), exercise price, vesting and other terms of each stock appreciation right will be set forth in the Award Notice for such stock appreciation rights. The Compensation Committee may provide that a SAR shall be deemed to be exercised at the close of business on the scheduled expiration date of such SAR if at such time the SAR remains exercisable and, if so exercised, would result in a payment to the holder.

Payment of stock appreciation rights may be made in shares of Common Stock or in cash or a combination of shares of Common Stock and cash, as determined by the Compensation Committee.

Other Stock-Based Awards. The Compensation Committee may grant Awards in the form of Stock Awards (for either unrestricted or restricted shares of Common Stock), Restricted Stock Unit Awards, and other Awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, Common Stock. Such other stock-based Awards will be in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive, or vest with respect to, one or more shares of Common Stock (or the equivalent cash value of such shares of Common Stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives.

Performance Units. The Compensation Committee may grant Awards in the form of performance units, which are units valued by reference to designated criteria established by the Compensation Committee other than Common Stock. Performance units will be in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive a designated payment upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. The form, applicable conditions and other terms of each performance unit will be set forth in the Award Notice for such performance unit.

Performance Awards.  Performance Awards may take the form of Stock Awards, Restricted Stock Unit Awards or performance units that are conditioned upon the satisfaction of enumerated Performance Criteria during a stated Performance Period, which Awards, in addition to satisfying the requirements otherwise applicable to that type of Award generally, also satisfy the requirements of Performance Awards under the 2025 Omnibus Incentive Plan. Performance Awards may be paid in cash, shares of Common Stock, other property, or any combination thereof, in the sole discretion of the Compensation Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Compensation Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

Performance Awards may be based upon one or more of the following performance criteria: revenues (including, without limitation, recurring contract value), revenue growth, net revenues, cost reductions and savings (or limits on cost increases), improvement in or attainment of expense levels, operating income, operating margin, net margin, gross margin, contribution margin, income before taxes, net income, net sales, sales growth, earnings, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation, and amortization (EBITDA), earnings before interest, taxes, depreciation, amortization, and rent (EBITDAR), adjusted net income, net profit or profit margins (including, without limitation, profitability of an identifiable business unit or product), operating profits, before tax, ratio of operating earnings to capital spending, earnings per share, diluted earnings per share, adjusted earnings per share, adjusted diluted earnings per share, working capital measures, accounts receivable collection or days sales outstanding, assets, return on assets or net assets, return on revenues, debt-to-equity or debt-to-capitalization (in each case with or without lease adjustment), leverage measures, productivity and efficiency measures, cash position, return on equity, return on stockholders’ equity, return on capital (including return on total capital or return on invested capital), cash flow return on investment, total stockholder return, cash flow measures (including, without limitation, free cash flow), market share, stockholder return, equity, stockholders’ equity, economic value added models (or an equivalent metric), Common Stock price per share, attainment of strategic or operational initiatives, book, economic book or intrinsic book value (including, without limitation, book value per share), appreciation in or maintenance of the price of the Common Stock or any other publicly traded securities of the Company, or other stockholder return measures, credit rating, borrowing levels, enterprise value, improvements in capital structure, implementation or completion of critical projects, economic, social, and governance metrics, customer satisfaction, employee satisfaction, management development, succession planning, completion of acquisitions or divestitures (either with or without specified size) or any other metric as may be selected by the Committee and may be applied (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries, as applicable, (iii) for any other business unit(s) division(s), or segment(s) of the Company, (iv) for the Participant, and/or (v) for any initiatives, goals, or strategic plans of the Company, any one or more Subsidiaries, or any other business unit(s) division(s), or segment(s) of the Company. In addition, the Committee may establish, as additional Performance Criteria, the attainment by a Participant of one or more personal objectives and/or goals that the Committee deems appropriate, including, but not limited to, implementation of Company policies, negotiation of significant corporate transactions, development of long-term business goals or strategic, or the exercise of specific areas of managerial responsibility. Each of the Performance Criteria may be expressed on an absolute and/or relative basis with respect to one or more peer group companies or indices (as such may be established from time to time), and may include comparisons with past performance of the Company (including one or more divisions thereof, if any) and/or the current or past performance of other companies. For any Performance Period, the Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including, without limitation, restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, asset write-downs, litigation or claim judgments or settlements, non-cash amortization, compensation, or other items permitted to be excluded under the Company’s credit agreement in effect from time to time, acquisitions or divestitures, reorganization or change in the corporate structure or capital structure of the Company, an event either not directly related to the operations of the Company, division, business segment or business unit or not within the reasonable control of management, foreign exchange gains and losses, a change in the fiscal year of the Company, the refinancing or repurchase of bank loans or debt securities, unbudgeted capital expenditures, the issuance or repurchase of equity securities and other changes in the number of outstanding shares, conversion of some or all of convertible securities to Common Stock, any business interruption event, in view of the Committee’s assessment of the business strategy of the Company, performance of comparable organizations, economic and business condition, the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or the effect of changes in other laws or regulatory rules affecting reported results.

For each Performance Period, the Compensation Committee designates, in its sole discretion, which Participants are eligible for Performance Awards for such period, the length of the Performance Period, the types of Performance Awards to be issued, the performance criteria to be used to establish performance goals, the kind or level of performance goals and other relevant matters.

After the close of each Performance Period, the Compensation Committee will determine whether the performance goals for the cycle have been achieved. The Compensation Committee has the discretion to increase or decrease the payout under any such Award to the extent it determines appropriate.

The Award Notice for each Performance Award will set forth or make reference to the Performance Period, performance criteria, performance goals, performance formula, performance pool and other terms applicable to such Performance Award.

Administration

The Compensation Committee or such other committee as may be designated by the Board of Directors, which consists of at least two individuals who are intended to qualify as “non-employee directors” within the meaning of the Exchange Act and an “independent director” for purpose of the rules of the principal national securities exchange on which the Common Stock is then listed or admitted to trading, will administer the 2025 Omnibus Incentive Plan. The Compensation Committee may allocate all or any portion of its responsibilities and powers under the 2025 Omnibus Incentive Plan to any one or more of its members, the Company’s CEO or other senior members of management as the Compensation Committee deems appropriate; however, only the Compensation Committee, or another committee consisting of two or more individuals who qualify both as “non-employee directors” and “independent directors” may select and grant Awards to Participants who are subject to Section 16 of the Exchange Act.

The Compensation Committee will have broad authority in its administration of the 2025 Omnibus Incentive Plan, including, but not limited to, the authority to interpret the 2025 Omnibus Incentive Plan; to establish rules and regulations for the operation and administration of the 2025 Omnibus Incentive Plan; to select the persons to receive Awards; to determine the type, number, terms, conditions, limitations and restrictions of Awards (or the waiver or lapse of such restrictions), including, without limitation, terms regarding vesting, exercisability, payment and the effect of certain events, such as a change in control of the Company or the Participant’s death, disability, retirement or termination as a result of breach of any agreement; to create additional forms of Awards consistent with the terms of the 2025 Omnibus Incentive Plan; and to take all other action it deems necessary or advisable to administer the 2025 Omnibus Incentive Plan.

Awards under the 2025 Omnibus Incentive Plan may be made in the form of stock options, stock appreciation rights, stock awards, restricted stock units, performance awards, performance units, any other form established by the Compensation Committee pursuant to the 2025 Omnibus Incentive Plan, or a combination thereof. Each award will be subject to the terms, conditions, restrictions and limitations of the 2025 Omnibus Incentive Plan and the applicable Award Notice.

Share Counting and Maximum Awards

Any shares of Common Stock related to Awards under the 2025 Omnibus Incentive Plan (i) that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares or the payment of cash or other consideration in respect thereof or (ii) are exchanged with the Compensation Committee’s permission for Awards not involving shares of Common Stock, will become available again under the 2025 Omnibus Incentive Plan. Further, in the event that withholding tax liabilities arising from an Award other than an option or stock appreciation right are satisfied by the tendering of shares of Common Stock (either actually or by attestation) or by the withholding of shares of Common Stock by the Company, the shares so tendered or withheld shall be added to the shares available for Awards under the 2025 Omnibus Incentive Plan; provided that any shares withheld above the applicable minimum statutory rate shall not be added back to the available share pool of the 2025 Omnibus Incentive Plan and shall not again be available for awards under the 2025 Omnibus Incentive Plan. In addition, the following shares of Common Stock will not be added to the shares authorized for grant under the 2025 Omnibus Incentive Plan: (i) shares tendered by a Participant or withheld by the Company in payment of the purchase price of an option or to satisfy any tax withholding obligation with respect to options or SARs; (ii) shares subject to a SAR that are not issued in connection with its stock settlement on exercise thereof; and (iii) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options.

Subject to the Compensation Committee’s authority to adjust Awards upon specified events described under the heading Adjustments Upon Certain Events below, the maximum number of shares of Common Stock subject to all Awards (including incentive stock options) that are denominated in shares and granted to any one Participant under the 2025 Omnibus Incentive Plan during any calendar year is 1,000,000 shares of Common Stock. During any calendar year no Participant may be granted Awards that are denominated in cash under which more than $5,000,000 may be earned for each twelve (12) months in the vesting or Performance Period. Each of the limitations in this section shall be multiplied by two (2) with respect to Awards granted to a Participant during the first calendar year in which the Participant commences employment with the Company. The shares of Common Stock available for issuance under the 2025 Omnibus Incentive Plan may be authorized and unissued shares or treasury shares, including shares purchased in open market or private transactions.

Substitute Awards, defined in the 2025 Omnibus Incentive Plan as Awards granted or shares of Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or with which the Company merges, shall not reduce the shares authorized for grant under the 2025 Omnibus Incentive Plan or the applicable limitations on grants to a Participant under the 2025 Omnibus Incentive Plan, nor shall shares subject to a Substitute Award be added to the shares available for Awards under the 2025 Omnibus Incentive Plan. Additionally, in the event that a company acquired by the Company or with which the Company merges has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such pre-existing plan (as appropriately adjusted) may be used for Awards under the 2025 Omnibus Incentive Plan and shall not reduce the shares authorized for grant under the 2025 Omnibus Incentive Plan (and shares subject to such Awards shall not be added to the shares available for Awards under the 2025 Omnibus Incentive Plan); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or merger, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or merger. The terms of Substitute Awards may vary from the terms set forth in the 2025 Omnibus Incentive Plan to the extent the Compensation Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

The Compensation Committee has the exclusive power and authority, consistent with the provisions of the 2025 Omnibus Incentive Plan, to establish the terms and conditions of any Award and to waive any such terms or conditions as described under the heading Administration above.

Payment Terms

Awards may be paid in cash, shares of Common Stock, a combination of cash and shares of Common Stock or in any other permissible form, as the Compensation Committee determines. Payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Compensation Committee deems appropriate, including, in the case of Awards paid in shares of Common Stock, restrictions on transfer of such shares and provisions regarding the forfeiture of such shares under certain circumstances.

At the discretion of the Compensation Committee, a Participant may defer payment of any Award, salary, bonus compensation, Board of Directors compensation, dividend or dividend equivalent on vested Awards, or any portion thereof. If permitted by the Compensation Committee, a deferral must be made in accordance with any administrative guidelines established by the Compensation Committee for such purpose. Such deferred items may be credited with interest (at a rate determined by the Compensation Committee) or invested by the Company and, with respect to those deferred awards denominated in the form of Common Stock, credited with dividends or dividend equivalents, provided such Awards have vested. All deferrals must be in compliance with Section 409A of the Code.

The Company is entitled to deduct from any payment to a Participant under the 2025 Omnibus Incentive Plan the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to the Company such tax prior to and as a condition of the making of such payment. Subject to certain limitations, the Compensation Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by withholding any shares of Common Stock to be paid under such Award or by permitting the Participant to deliver to the Company shares of Common Stock having a fair market value equal to the amount of such taxes (or, to the extent permitted by the Compensation Committee, such greater amount reflecting the Participant’s actual taxes on such Award). However, any shares of Common Stock that may be withheld above the applicable minimum statutory rate will not be added back to the share pool and will not again be available for Awards under the 2025 Omnibus Incentive Plan.

Dividends

Subject to the provisions of the 2025 Omnibus Incentive Plan and any Award Notice, the recipient of an Award may, if so determined by the Compensation Committee, be entitled to dividends or dividend equivalents, subject to such terms, conditions, restrictions, and/or limitations, if any, as the Compensation Committee may establish. Dividends and dividend equivalents shall be paid in such form and manner (i.e., lump sum or installments), and at such time(s) as the Compensation Committee shall determine. All dividends or dividend equivalents which are not paid currently may, at the Compensation Committee’s discretion, accrue interest, be reinvested into additional shares of Common Stock or, in the case of dividends or dividend equivalents credited in connection with Stock Awards, be credited as additional Stock Awards and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Award.

Transfer Restrictions

Except as otherwise provided in an Award Notice or elsewhere in the 2025 Omnibus Incentive Plan, no Awards or any other payment under the 2025 Omnibus Incentive Plan will be subject in any manner to alienation, anticipation, sale, transfer (except by will or the laws of descent and distribution), assignment or pledge, nor will any Award be payable to or exercisable by anyone other than the Participant to whom it was granted. To the extent and under such terms and conditions as determined by the Compensation Committee, a Participant may assign or transfer an Award without consideration to a Permitted Assignee, which is defined as (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or stockholders or (iv) for charitable donations; provided that such Permitted Assignee will be bound by and subject to all of the terms and conditions of the 2025 Omnibus Incentive Plan and the Award Notice relating to the transferred Award and will execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant will remain bound by the terms and conditions of the 2025 Omnibus Incentive Plan.

Adjustments Upon Certain Events; Prohibition on Repricing

In the event that there is a stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or transaction or exchange of Common Stock or other corporate exchange, or any distribution to stockholders of Common Stock or other property or securities or any extraordinary cash dividends (other than regular cash dividends) or any transaction similar to the foregoing or other transaction that results in a change to the Company’s capital structure, the 2025 Omnibus Incentive Plan provides that the Compensation Committee will make substitutions and/or adjustments to the maximum number of shares available for issuance under the 2025 Omnibus Incentive Plan , the maximum Award payable, the number of shares to be issued pursuant outstanding Awards, the option prices, exercise prices or purchase prices of outstanding Awards and/or any other affected terms of an Award or the 2025 Omnibus Incentive Plan as the Compensation Committee, in its sole discretion, deems equitable or appropriate. Except for such adjustments, repricing of any stock options and/or stock appreciation rights by the Compensation Committee is prohibited unless such action is approved by our stockholders. “Reprice,” as used in the 2025 Omnibus Incentive Plan, means the reduction, directly or indirectly, in the per-share exercise price of an outstanding stock option(s) and/or stock appreciation right(s) issued under the 2025 Omnibus Incentive Plan by amendment, cancellation or substitution (for cash or another Award, except in connection with a change in control of the Company), or any other action with respect to an option or SAR that would be treated as a repricing under the rules and regulations of the principal national securities exchange on which the Common Stock is then listed or admitted to trading.

Termination and Amendment

The Compensation Committee may suspend or terminate the 2025 Omnibus Incentive Plan at any time for any reason with or without prior notice. In addition, the Compensation Committee may, from time to time for any reason and with or without prior notice, amend the 2025 Omnibus Incentive Plan in any manner, but may not, without stockholder approval, adopt any amendment which would require the vote of the stockholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws or regulations, including, but not limited to, the listing requirements of the stock exchanges or quotation systems on which the securities of the Company are listed. No amendment may materially and adversely affect any of the rights of such Participant under any Award theretofore granted to such Participant under the 2025 Omnibus Incentive Plan.

Securities Act Registration

The shares of Common Stock issuable under the 2025 Omnibus Incentive Plan will be registered on Form S-8 as soon as practicable, subject to our stockholders’ approval of the 2025 Omnibus Incentive Plan.

Clawback/Forfeiture

Awards are subject to the Company’s Clawback Policy. The material terms of the Company’s Clawback Policy are described under the heading Clawback Policy in the Compensation Discussion and Analysis above.

Eligibility

Participants in the 2025 Omnibus Incentive Plan will be selected by the Compensation Committee from the employees, directors, officers, consultants, advisors, and independent contractors of the Company and its Subsidiaries. The selection of those persons within a particular class who will receive Awards is entirely within the discretion of the Compensation Committee. Only employees, however, are eligible to receive “incentive stock options” within the meaning of Section 422 of the Code.

The Compensation Committee has not determined how many persons are likely to participate in the 2025 Omnibus Incentive Plan over time. The Compensation Committee intends, however, to grant most Awards to those persons who are in a position to have a significant direct impact on our growth, profitability and success. As of April 7, 2025, approximately 400 employees, which includes 3 executive officers, and 5 non-employee directors were eligible to participate in the Predecessor Plans. The number of active engagements with consultants, advisors, and independent contractors varies from time to time, and the Compensation Committee has not historically made grants to these individuals under Predecessor Plans.

Federal Income Tax Status of 2025 Omnibus Incentive Plan Awards

The following is only a summary of the effect of federal income taxation upon us and the Participants under the 2025 Omnibus Incentive Plan. It does not purport to be complete and does not discuss all of the tax consequences of a Participant’s death or the provisions of the income tax laws of any state, municipality or foreign country in which the Participants may reside.

Incentive Stock Options. A Participant is not treated as receiving taxable income upon either the grant of an incentive stock option (an “ISO”) or upon the exercise of an ISO. However, the difference between the exercise price and the fair market value on the date of exercise is an item of tax preference at the time of exercise in determining liability for the alternative minimum tax, assuming that the shares of Common Stock is either transferable or is not subject to a substantial risk of forfeiture under Section 83 of the Code. If at the time of exercise, the Common Stock is both nontransferable and is subject to a substantial risk of forfeiture, the difference between the exercise price and the fair market value of the Common Stock (determined at the time the Common Stock becomes either transferable or not subject to a substantial risk of forfeiture) will be a tax preference item in the year in which the Common Stock becomes either transferable or not subject to a substantial risk of forfeiture.

If shares of Common Stock acquired by the exercise of an ISO is not sold or otherwise disposed of within two years from the date of its grant and is held for at least one year after the date such Common Stock is transferred to the Participant upon exercise, any gain or loss resulting from its disposition is treated as long-term capital gain or loss. If such Common Stock is disposed of before the expiration of the above-mentioned holding periods, a “disqualifying disposition” occurs. If a disqualifying disposition occurs, the Participant realizes ordinary income in the year of the disposition in an amount equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price, or the selling price of the Common Stock and the exercise price, whichever is less. The balance of the Participant’s gain on a disqualifying disposition, if any, is taxed as capital gain.

We are not entitled to any tax deduction as a result of the grant or exercise of an ISO, or on a later disposition of the Common Stock received, except that in the event of a disqualifying disposition, we are entitled to a deduction equal to the amount of ordinary income realized by the Participant.

Non-Qualified Stock Options. A Participant does not recognize any taxable income upon the grant of a non-qualified stock option (a “NSO”), and we are not entitled to a tax deduction by reason of such grant. Upon exercise of a NSO, the Participant recognizes ordinary income generally measured by the excess of the then fair market value of the shares of Common Stock over the exercise price, and we are entitled to a corresponding tax deduction. Upon a disposition of shares of Common Stock acquired upon exercise of a NSO by the Participant, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Such subsequent disposition by the Participant of the shares of Common Stock has no tax consequence to us.

Stock Appreciation Rights.  No income is realized by a Participant at the time a stock appreciation right is awarded, and no deduction is available to us at such time.  A Participant realizes ordinary income upon the exercise of the stock appreciation right in an amount equal to the fair market value of the shares of Common Stock received by the Participant from such exercise.

Unrestricted Stock-Based Award.  Upon the grant of an unrestricted stock-based Award, a Participant will realize taxable income equal to the fair market value at such time of the shares of Common Stock received by the Participant under such Award (less the purchase price therefor, if any).

Restricted Stock-Based Award.  Upon the grant of a restricted stock-based Award, no income will be realized by a Participant (unless a Participant timely makes an election to accelerate the recognition of the income to the date of the grant), and we will not be allowed a deduction at that time.  When the Award vests and is no longer subject to a substantial risk of forfeiture for income tax purposes, the Participant will realize taxable ordinary income in an amount equal to the fair market value at such time of the shares of Common Stock received by the Participant under such Award (less the purchase price therefor, if any), and we will be entitled to a corresponding deduction at such time, subject to limitations under Section 280G the Code.  If a Participant does make a timely election to accelerate the recognition of income, then the Participant will recognize taxable ordinary income in an amount equal to the cash and the fair market value at the time of grant of the shares of Common Stock to be received by the Participant under such Award (less the purchase price therefor, if any), and we will be entitled to a corresponding deduction at such time, subject to limitations under Section 280G of the Code.  Participants will only be eligible to make such an election on restricted stock-based Awards that constitute an Award of “property” within the meaning of Section 83 of the Code (e.g., shares of restricted stock) as of the grant date.

Performance Units and Performance Awards.  A Participant receiving a performance unit or a Performance Award will not recognize income, and we will not be allowed a deduction, at the time such Award is granted.  When a Participant receives payment of a performance unit or Performance Award, the amount of the fair market value of any shares of Common Stock received will be ordinary income to the Participant.

Effect of Deferral on Taxation of Awards.  If the Compensation Committee permits a Participant to defer the receipt of payment of an Award and such Participant makes an effective election to defer the payment of the Award in accordance with the administrative guidelines established by the Compensation Committee, the Participant will not realize taxable income until the date the Participant becomes entitled to receive such payment pursuant to the terms of the deferral election, and we will not be entitled to a deduction until such time, subject to limitations under Section 280G of the Code, assuming the deferral arrangement complies with Section 409A of the Code. Any interest or dividends paid on, or capital gains resulting from, the investment by us of the amount deferred during the deferral period will be taxable to us in the year recognized. At the time the Participant becomes entitled to receive the deferred payment, the Participant will recognize taxable income in an amount equal to the actual payment to be received, including any interest or earnings credited on the amount deferred during the deferral period. Section 409A of the Code generally establishes rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% penalty tax (plus interest) on the employee or other service provider who is entitled to receive the deferred compensation.

Limitation on Income Tax Deduction

Under Section 162(m) of the Code, compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible. Awards granted under the 2025 Omnibus Incentive Plan will be subject to the deduction limit under Section 162(m) of the Code and will not be eligible to qualify for the performance-based compensation exception under Section 162(m) of the Code pursuant to the transition relief provided by the Tax Cuts and Jobs Act.

No person connected with the 2025 Omnibus Incentive Plan in any capacity, including, but not limited to, the Company and its directors, officers, agents, and employees, makes any representation, commitment or guarantee that any tax treatment, including, but not limited to, federal, state, and local income, estate and gift tax treatment, will be applicable with respect to the tax treatment of any Award, any amounts deferred under the 2025 Omnibus Incentive Plan, or paid to or for the benefit of a Participant under the 2025 Omnibus Incentive Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the 2025 Omnibus Incentive Plan.

New Plan Benefits

No benefits or amounts have been granted, awarded, or received under the 2025 Omnibus Plan. Because the benefits conveyed under the 2025 Omnibus Incentive Plan will be at the discretion of the Compensation Committee, it is not possible to determine in advance what benefits Participants will receive under the 2025 Omnibus Incentive Plan; provided, however, that the Green Shares discussed under the heading Compensation Decisions with Respect to 2025 in the Compensation Discussion and Analysis above are expected to be issued under the 2025 Omnibus Incentive Plan.

Equity Compensation Plan Information

The following table sets forth information with respect to compensation plans under which equity securities of the Company are authorized for issuance as of December 31, 2024.

Plan Category Common Shares	Number of Securities to be issued upon the exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders(1)	470,321	$35.38	994,520	(2)
Equity compensation plans not approved by security holders	—	—	—
Total	470,321	$35.38	994,520

(1)	Includes our 2006 Equity Plan and 2004 Director Stock Plan.

(2)

Under the 2006 Equity Plan, we had authority to award up to 337,879 additional shares of restricted Common Stock provided that the total of such shares awarded may not exceed the total number of shares remaining available for issuance under the 2006 Incentive Plan, which totaled 378,118, shares of Common Stock as of December 31, 2024. The 2004 Stock Director Plan provides for granting options for 3,000,000 shares of Common Stock. Option awards through December 31, 2024 totaled 2,383,598 shares of Common Stock.

Assuming a quorum is present at the Annual Meeting, the number of votes cast for the approval of the 2025 Omnibus Incentive Plan must exceed the number of votes cast against it. Abstentions and broker non-votes will be counted as present in determining whether there is a quorum; however, they will not constitute a vote “for” or “against” ratification and will be disregarded in the calculation of votes cast. A broker non-vote occurs when a broker submits a proxy card with respect to shares that the broker holds on behalf of another person but declines to vote on a particular matter, either because the broker elects not to exercise its discretionary authority to vote on the matter or does not have authority to vote on the matter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2025 OMNIBUS INCENTIVE PLAN AS DISCLOSED IN THIS PROXY STATEMENT. SHARES OF THE COMPANY’S COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” APPROVAL OF THE 2025 OMNIBUS INCENTIVE PLAN AS DISCLOSED IN THIS PROXY STATEMENT.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP acted as the independent registered public accounting firm for us in 2024. The Audit Committee is solely responsible for the selection, retention, oversight and, when appropriate, termination of our independent registered public accounting firm.

The fees to KPMG LLP for the fiscal years ended December 31, 2024 and 2023 were as follows:

	2024	2023
Audit Fees(1)	$535,275	$509,500
Audit-Related Fees(2)	133,000	126,000
Tax Fees(3)	120,142	122,548
All Other Fees	-	-
Total	$788,417	$758,048

(1)

Audit of annual financial statements, review of financial statements included in Form 10-Q and other services normally provided in connection with statutory and regulatory filings, including out-of-pocket expenses.

(2)	Information security audit services, including out-of-pocket expenses.
(3)

Tax consultations and tax return preparation including out-of-pocket expenses. Of this amount, $101,077 and $89,859 related to tax return preparation services and $19,065 and $32,689 related to tax consulting services in 2024 and 2023, respectively.

The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by our independent registered public accounting firm. Pursuant to these policies and procedures, the Audit Committee may form, and delegate authority to, subcommittees consisting of one or more members when appropriate to grant such pre-approvals, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management. In 2024, the Audit Committee pre-approved all services provided by our independent registered public accounting firm, and no fees to the independent registered public accounting firm were approved pursuant to the de minimis exception under the Securities and Exchange Commission’s rules.

MISCELLANEOUS

Expenses

The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain officers and regular associates of the Company. Such individuals will not be paid any additional compensation for such solicitation. We will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Common Stock.

Multiple Shareholders Sharing the Same Address

Pursuant to the rules of the Securities and Exchange Commission, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our annual report to shareholders and proxy statement, unless we have received contrary instructions from one or more of the shareholders. Upon written or oral request, we will promptly deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. For future deliveries of annual reports to shareholders and/or proxy statements, shareholders may also request that we deliver multiple copies at a shared address to which a single copy of each document was delivered. Shareholders sharing an address who are currently receiving multiple copies of the annual report to shareholders and/or proxy statement may also request delivery of a single copy. Shareholders may notify us of their requests by calling or writing Michelle Bachman, Executive Secretary, NRC Health, at (402) 475-2525 or 1245 Q Street, Lincoln, Nebraska 68508.

Shareholder Proposals

Matters for Inclusion in the Proxy Materials for the 2026 Annual Meeting of Shareholders

Matters for inclusion in the proxy materials for the 2026 Annual Meeting of Shareholders, other than nominations of directors, must be received by the Company by the close of business on December 11, 2025. All proposals must comply with Rule 14a-8 under the Exchange Act.

Matters for Consideration at the 2026 Annual Meeting of Shareholders, but not for Inclusion in the Proxy Materials

Matters for consideration at the 2026 Annual Meeting of Shareholders, but not for inclusion in the proxy materials, must be received by the Company no earlier than January 8, 2026, and no later than February 7, 2026. In the event, however, that the date of the 2026 Annual Meeting of Shareholders, is advanced by more than 30 days or delayed by more than 60 days from the second Wednesday in the month of April, in order to be timely notice by the shareholder must be received no earlier than the 90th day prior to the date of such annual meeting and not later than the close of business on the later of (i) the 60th day prior to such annual meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. The proposal must meet all the requirements set forth in our Bylaws.

Nominations of Individuals for Election as Directors at the 2026 Annual Meeting of Shareholders Using Proxy Access

Our Bylaws include a proxy access provision. Shareholders who meet the requirements set forth in our Bylaws may submit director nominations for inclusion in the proxy materials. Proxy access nominations for the 2026 Annual Meeting of Shareholders must be received by the Company no earlier than November 11, 2025 and no later than December 11, 2025. However, if the date of the 2026 Annual Meeting of Shareholders is more than thirty days before or after May 7, 2026, then the deadline for submitting any such proxy access nominations is the later of the close of business on the date that is 180 days prior to the date of the 2026 Annual Meeting of Shareholders or the tenth day following the date that such date of the 2026 Annual Meeting of Shareholders is first publicly announced or disclosed. Proxy access nominations must meet all the requirements set forth in our Bylaws and include the additional information required by Rule 14a-19(b) under the Exchange Act.

Nominations of Individuals for Election as Directors at the 2026 Annual Meeting of Shareholders (other than through Proxy Access)

Under our Bylaws, notice by shareholders who intend to nominate directors at the 2026 Annual Meeting of Shareholders (other than through proxy access as described above) must be received by the Company no earlier than January 8, 2026, and no later than February 7, 2026. In the event, however, that the date of the 2026 Annual Meeting of Shareholders, is advanced by more than 30 days or delayed by more than 60 days from the second Wednesday in the month of April, in order to be timely notice by the shareholder must be received no earlier than the 90th day prior to the date of such annual meeting and not later than the close of business on the later of (i) the 60th day prior to such annual meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. The notice of director nomination must meet all the requirements set forth in our Bylaws.

By Order of the Board of Directors NATIONAL RESEARCH CORPORATION

Helen Hrdy Chief Operating Officer

April 10, 2025

Appendix A

NATIONAL RESEARCH CORPORATION

2025 OMNIBUS INCENTIVE PLAN

ARTICLE I

PURPOSE AND EFFECTIVE DATE

Section 1.1.         Purpose. The purpose of the Plan is to provide motivation to selected Employees, Directors and Consultants to put forth their efforts toward the success of the Company.

Section 1.2.         Background and Effective Date. The Plan was approved by the Board on April 4, 2025 (the “Adoption Date”). This Plan will become effective upon the date of the approval by the Company’s stockholders at the 2025 Annual Meeting of Stockholders (the “Effective Date”). If stockholder approval of this Plan is not obtained at the 2025 Annual Meeting of Stockholders, the Predecessor Plans (as defined below), will remain in full force and effect.

Section 1.3.         Successor Plan. This Plan shall serve as the successor to the National Research Corporation 2006 Equity Incentive Plan and the National Research Corporation 2004 Non-Employee Director Stock Plan, as amended (collectively, the “Predecessor Plans”). From and after the Effective Date, no further awards will be granted under the Predecessor Plans and the Predecessor Plans shall remain in effect only so long as awards granted thereunder remain outstanding. All awards granted under a Predecessor Plan will remain subject to the terms of such Predecessor Plan.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

Section 2.1.         Certain Defined Terms. As used in this Plan, unless the context otherwise requires, the following terms shall have the following meanings:

(a)         “Award” means any form of stock option, stock appreciation right, Stock Award, Restricted Stock Unit Award, performance unit, Performance Award, or other incentive Award granted under the Plan, whether singly, in combination, or in tandem, to a Participant by the Committee pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish by the Award Notice or otherwise.

(b)         “Award Notice” means the document establishing the terms, conditions, restrictions, and/or limitations of an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers. The Committee will establish the form of the document in the exercise of its sole and absolute discretion.

(c)         “Board” means the Board of Directors of the Company.

(d)         “CEO” means the Chief Executive Officer of the Company.

(e)         “Code” means the Internal Revenue Code of 1986, as amended from time to time, including the regulations thereunder and any successor provisions and the regulations thereto.

(f)         “Committee” means the Compensation and Talent Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan; provided, that the Committee shall consist of two or more Directors, all of whom are both a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and an “independent director” for purposes of the rules of the principal national securities exchange on which the Common Stock is then listed or admitted to trading, to the extent required by such rules.

(g)         “Common Stock” means the common stock, par value $.001 per share, of the Company.

(h)         “Company” means National Research Corporation, a Delaware corporation and its Subsidiaries.

(i)         “Consultants” means the consultants, advisors, and independent contractors retained by the Company.

(j)         “Director” means a Non-Employee member of the Board.

(k)         “Employee” means any person employed by the Company on a full or part-time basis.

(l)         “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the rules thereunder and any successor provisions and the rules thereto.

(m)         “Fair Market Value” means the closing price of the Common Stock on the principal national securities exchange on which the Common Stock is then listed or admitted to trading, and the closing price shall be the last reported sale price, regular way, on such date (or, if no sale takes place on such date, the last reported sale price, regular way, on the next preceding date on which such sale took place), as reported by such exchange. If the Common Stock is not then so listed or admitted to trading on a national securities exchange, then Fair Market Value shall be the value determined by the Committee in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(n)         “Grant Date” means the first date on which all necessary Committee action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of the authorization process.

(o)         “Participant” means either an Employee, Director, or Consultant to whom an Award has been granted under the Plan.

(p)         “Performance Awards” means the Stock Awards and performance units granted pursuant to Article VII.

(q)         “Performance Criteria” means the one or more criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period. The Performance Criteria that may be used to establish such Performance Goal(s)may be expressed in terms of the attainment of specified levels of one or any variation or combination of the following: revenues (including, without limitation, recurring contract value), revenue growth, net revenues, cost reductions and savings (or limits on cost increases), improvement in or attainment of expense levels, operating income, operating margin, net margin, gross margin, contribution margin, income before taxes, net income, net sales, sales growth, earnings, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation, and amortization (EBITDA), earnings before interest, taxes, depreciation, amortization, and rent (EBITDAR), adjusted net income, net profit or profit margins (including, without limitation, profitability of an identifiable business unit or product), operating profits, before tax, ratio of operating earnings to capital spending, earnings per share, diluted earnings per share, adjusted earnings per share, adjusted diluted earnings per share, working capital measures, accounts receivable collection or days sales outstanding, assets, return on assets or net assets, return on revenues, debt-to-equity or debt-to-capitalization (in each case with or without lease adjustment), leverage measures, productivity and efficiency measures, cash position, return on equity, return on stockholders’ equity, return on capital (including return on total capital or return on invested capital), cash flow return on investment, total stockholder return, cash flow measures (including, without limitation, free cash flow), market share, stockholder return, equity, stockholders’ equity, economic value added models (or an equivalent metric), Common Stock price per share, attainment of strategic or operational initiatives, book, economic book or intrinsic book value (including, without limitation, book value per share), appreciation in or maintenance of the price of the Common Stock or any other publicly traded securities of the Company, or other stockholder return measures, credit rating, borrowing levels, enterprise value, improvements in capital structure, implementation or completion of critical projects, economic, social, and governance metrics, customer satisfaction, employee satisfaction, management development, succession planning, completion of acquisitions or divestitures (either with or without specified size) or any other metric as may be selected by the Committee and may be applied (i) for the Company on a consolidated basis, (ii) for any one or more Subsidiaries, as applicable, (iii) for any other business unit(s) division(s), or segment(s) of the Company, (iv) for the Participant, and/or (v) for any initiatives, goals, or strategic plans of the Company, any one or more Subsidiaries, or any other business unit(s) division(s), or segment(s) of the Company. In addition, the Committee may establish, as additional Performance Criteria, the attainment by a Participant of one or more personal objectives and/or goals that the Committee deems appropriate, including, but not limited to, implementation of Company policies, negotiation of significant corporate transactions, development of long-term business goals or strategic, or the exercise of specific areas of managerial responsibility. Each of the Performance Criteria may be expressed on an absolute and/or relative basis with respect to one or more peer group companies or indices (as such may be established from time to time), and may include comparisons with past performance of the Company (including one or more divisions thereof, if any) and/or the current or past performance of other companies. For any Performance Period, the Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including, without limitation, restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, asset write-downs, litigation or claim judgments or settlements, non-cash amortization, compensation, or other items permitted to be excluded under the Company’s credit agreement in effect from time to time, acquisitions or divestitures, reorganization or change in the corporate structure or capital structure of the Company, an event either not directly related to the operations of the Company, division, business segment or business unit or not within the reasonable control of management, foreign exchange gains and losses, a change in the fiscal year of the Company, the refinancing or repurchase of bank loans or debt securities, unbudgeted capital expenditures, the issuance or repurchase of equity securities and other changes in the number of outstanding shares, conversion of some or all of convertible securities to Common Stock, any business interruption event, in view of the Committee’s assessment of the business strategy of the Company, performance of comparable organizations, economic and business condition, the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or the effect of changes in other laws or regulatory rules affecting reported results.

(r)         “Performance Formula” means, for a Performance Period, the one or more objective formulas (expressed as a percentage or otherwise) applied against the relevant Performance Goal(s) to determine, with regard to the Award of a particular Participant, whether all, some portion but less than all, or none of the Award has been earned for the Performance Period.

(s)         “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

(t)         “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Award.

(u)         “Plan” means this 2025 Omnibus Incentive Plan, as amended from time to time.

(v)         “Restricted Stock Unit Award” means an Award granted pursuant to Article XI in the form of a right to receive shares of Common Stock on a future date.

(w)         “Stock Award” means an Award granted pursuant to Article X in the form of shares of Common Stock, restricted shares of Common Stock, and/or units of Common Stock.

(x)         “Subsidiary” means a corporation or other business entity in which the Company directly or indirectly has an ownership interest of twenty percent (20%) or more, except that with respect to incentive stock options, “Subsidiary” shall mean “subsidiary corporation” as defined in Section 424(f) of the Code.

(y)         “Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or with which the Company merges.

Section 2.2.         Other Defined Terms. Unless the context otherwise requires, all other capitalized terms shall have the meanings set forth in the other Articles and Sections of this Plan.

Section 2.3.         Construction. In any necessary construction of a provision of this Plan, the masculine gender may include the feminine, and the singular may include the plural, and vice versa.

ARTICLE III

ELIGIBILITY

Section 3.1.         In General. Subject to Section 3.2 and Article IV, all Employees, Directors, and Consultants are eligible to participate in the Plan. The Committee may select, from time to time, Participants from those Employees, Directors, and Consultants.

Section 3.2.         Incentive Stock Options. Only Employees shall be eligible to receive “incentive stock options” (within the meaning of Section 422 of the Code).

ARTICLE IV

PLAN ADMINISTRATION

Section 4.1.         Responsibility. The Committee shall have total and exclusive responsibility to control, operate, manage, and administer the Plan in accordance with its terms.

Section 4.2.         Authority of the Committee. The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to:

(a)         determine eligibility for participation in the Plan;

(b)         select the Participants and determine the type of Awards to be made to Participants, the number of shares subject to Awards, and the terms, conditions, restrictions, and limitations of the Awards, including, but not by way of limitation, restrictions on the transferability of Awards and conditions with respect to continued employment, Performance Criteria, confidentiality, and non-competition;

(c)          interpret the Plan;

(d)          construe any ambiguous provision, correct any default, supply any omission, and reconcile any inconsistency of the Plan;

(e)          issue administrative guidelines as an aid to administer the Plan and make changes in such guidelines as it from time to time deems proper;

(f)          make regulations for carrying out the Plan and make changes in such regulations as it from time to time deems proper;

(g)          to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions, and limitations;

(h)         promulgate rules and regulations regarding treatment of Awards of a Participant under the Plan in the event of such Participant’s death, disability, retirement, termination from the Company, or breach of any agreement by the Participant, or in the event of a change of control of the Company;

(i)          accelerate the vesting, exercise, or payment of an Award or the Performance Period of an Award when such action or actions would be in the best interest of the Company;

(j)          establish such other types of Awards, besides those specifically enumerated in Article V hereof, which the Committee determines are consistent with the Plan’s purpose;

(k)          subject to Section 4.3, grant Awards in replacement of Awards previously granted under this Plan or any other executive compensation plan of the Company;

(l)          establish and administer the Performance Goals and certify whether, and to what extent, they have been attained;

(m)          determine the terms and provisions of any agreements entered into hereunder;

(n)          take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan; and

(o)          make all other determinations it deems necessary or advisable for the administration of the Plan, including factual determinations.

The decisions of the Committee and its actions with respect to the Plan shall be final, binding, and conclusive upon all persons having or claiming to have any right or interest in or under the Plan.

Section 4.3.         Option Repricing. Except for adjustments pursuant to Section 6.2, the Committee shall not reprice any stock options and/or stock appreciation rights unless such action is approved by the Company’s stockholders. For purposes of the Plan, the term “reprice” shall mean the reduction, directly or indirectly, in the per-share exercise price of an outstanding stock option(s) and/or stock appreciation right(s) issued under the Plan by amendment, cancellation or substitution (for cash or another Award, except in connection with a change in control), or any other action with respect to an option or SAR that would be treated as a “repricing” under the rules and regulations of the principal national securities exchange on which the Common Stock is then listed or admitted to trading.

Section 4.4.         Action by the Committee. Except as otherwise provided by Section 4.5, the Committee may act only by a majority of its members. Any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee.

Section 4.5.         Allocation and Delegation of Authority. The Committee may allocate all or any portion of its responsibilities and powers under the Plan to any one or more of its members, the CEO, or other senior members of management as the Committee deems appropriate, and may delegate all or any part of its responsibilities and powers to any such person or persons; provided, that any such allocation or delegation be in writing; provided, further, that only the Committee, or other committee consisting of two or more Directors, all of whom are both “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act and “independent directors” for purposes of the rules of the principal national securities exchange on which the Common Stock is then listed or admitted to trading, to the extent required by such rules, may select and grant Awards to Participants who are subject to Section 16 of the Exchange Act. The Committee may revoke any such allocation or delegation at any time for any reason with or without prior notice.

ARTICLE V

FORM OF AWARDS

Section 5.1.         In General. Awards may, at the Committee’s sole discretion, be paid in the form of Performance Awards pursuant to Article VII, stock options pursuant to Article VIII, stock appreciation rights pursuant to Article IX, Stock Awards pursuant to Article X, Restricted Stock Unit Awards pursuant to Article XI, performance units pursuant to Article XII, any form established by the Committee pursuant to Section 4.2(j), or a combination thereof. The terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted. Each Award shall be subject to the terms, conditions, restrictions, and limitations of the Plan and the Award Notice for such Award. Awards under a particular Article of the Plan need not be uniform and Awards under two or more Articles may be combined into a single Award Notice. Any combination of Awards may be granted at one time and on more than one occasion to the same Participant.

Section 5.2.         Foreign Jurisdictions.

(a)         Special Terms. In order to facilitate the making of any Award to Participants who are employed or retained by the Company outside the United States as Employees, Directors, or Consultants (or who are foreign nationals temporarily within the United States), the Committee may provide for such modifications and additional terms and conditions (“Special Terms”) in Awards as the Committee may consider necessary or appropriate to accommodate differences in local law, policy, or custom or to facilitate administration of the Plan. The Special Terms may provide that the grant of an Award is subject to (i) applicable governmental or regulatory approval or other compliance with local legal requirements and/or (ii) the execution by the Participant of a written instrument in the form specified by the Committee, and that in the event such conditions are not satisfied, the grant shall be void. The Special Terms may also provide that an Award shall become exercisable or redeemable, as the case may be, if an Employee’s employment or Director or Consultant’s relationship with the Company ends as a result of workforce reduction, realignment or similar measure and the Committee may designate a person or persons to make such determination for a location. The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for purposes of implementing any Special Terms, without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, no such sub-plans, appendices or supplements to, or amendments, restatements, or alternative versions of, the Plan shall: (A) increase the limitations contained in Section 6.3; (B) increase the number of available shares under Section 6.1; or (C) cause the Plan to cease to satisfy any conditions of Rule 16b-3 under the Exchange Act.

(b)         Currency Effects. Unless otherwise specifically determined by the Committee, all Awards and payments pursuant to such Awards shall be determined in United States currency. The Committee shall determine, in its discretion, whether and to the extent any payments made pursuant to an Award shall be made in local currency, as opposed to United States dollars. In the event payments are made in local currency, the Committee may determine, in its discretion and without liability to any Participant, the method and rate of converting the payment into local currency.

ARTICLE VI

SHARES SUBJECT TO PLAN

Section 6.1.         Available Shares.

(a)          Subject to adjustment as provided in Section 6.2, the maximum number of shares of Common Stock which shall be available for grant of Awards under the Plan (including incentive stock options) shall not exceed 5,000,000. The shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or treasury shares, including shares purchased in open market or private transactions. Shares subject to Awards shall be counted on a one-for-one basis.

(b)          Any shares of Common Stock related to Awards which terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares or the payment of cash or other consideration in respect thereof, or are exchanged with the Committee’s permission for Awards not involving Common Stock, shall be available again for grant under the Plan in accordance with Section 6.1(c) below. In the event that withholding tax liabilities arising from an Award other than an option or stock appreciation right are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, the shares so tendered or withheld shall be added to the shares available for Awards under the Plan in accordance with Section 6.1(c) below. Notwithstanding anything to the contrary contained herein, the following shares shall not be added to the shares authorized for grant under paragraph (a) of this Section: (i) shares tendered by the Participant or withheld by the Company in payment of the purchase price of an option or to satisfy any tax withholding obligation with respect to options or stock appreciation rights, (ii) shares subject to a stock appreciation right that are not issued in connection with its stock settlement on exercise thereof, and (iii) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options.

(c)          Any shares that again become available for Awards under the Plan pursuant to this Section shall be added as one (1) share for every one (1) share granted.

Section 6.2.         Adjustment Upon Certain Events. In the event that there is, with respect to the Company, a stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, or transaction or exchange of Common Stock or other corporate exchange, or any distribution to stockholders of Common Stock or other property or securities or any extraordinary cash dividends (other than regular cash dividends), or any transaction similar to the foregoing or other transaction that results in a change to the Company’s capital structure, then the Committee shall make substitutions and/or adjustments to the maximum number of shares available for issuance under the Plan, the maximum Award payable under Section 6.3, the number of shares to be issued pursuant to outstanding Awards, the option prices, exercise prices or purchase prices of outstanding Awards, and/or any other affected terms of an Award or the Plan as the Committee, in its sole discretion and without liability to any person, deems equitable or appropriate.

Section 6.3.         Maximum Award Payable. Subject to Section 6.2, and notwithstanding any provision contained in the Plan to the contrary, the maximum number of shares of Common Stock subject to all Awards that are denominated in shares and granted to any one Participant under the Plan during any calendar year is 1,000,000 shares of Common Stock. During any calendar year no Participant may be granted Awards that are denominated in cash under which more than $5,000,000 may be earned for each twelve (12) months in the vesting or Performance Period. Each of the limitations in this section shall be multiplied by two (2) with respect to Awards granted to a Participant during the first calendar year in which the Participant commences employment with the Company.

Section 6.4.         Substitute Awards. Substitute Awards shall not reduce the shares authorized for grant under the Plan or the applicable limitations on grants to a Participant under Section 6.3, nor shall shares subject to a Substitute Award be added to the shares available for Awards under the Plan as provided above. Additionally, in the event that a company acquired by the Company or with which the Company merges has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or merger to determine the consideration payable to the holders of common stock of the entities party to such acquisition or merger) may be used for Awards under the Plan and shall not reduce the shares authorized for grant under the Plan (and shares subject to such Awards shall not be added to the shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or merger, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or merger.

ARTICLE VII

PERFORMANCE AWARDS

Section 7.1.         Purpose. For purposes of Performance Awards issued to Employees, Directors, and Consultants, the provisions of this Article VII shall apply in addition to and, where necessary, in lieu of the provisions of Article X, Article XI, and Article XII. The provisions of this Article VII shall control over any contrary provision contained in Article X, Article XI, or Article XII.

Section 7.2.         Eligibility. For each Performance Period, the Committee will, in its sole discretion, designate which Employees, Directors, and Consultants will be Participants for such period. However, designation of an Employee, Director, or Consultant as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. The determination as to whether or not such Participant becomes entitled to an Award for such Performance Period shall be decided solely in accordance with the provisions of this Article VII. Moreover, designation of an Employee, Director, or Consultant as a Participant for a particular Performance Period shall not require designation of such Employee, Director, or Consultant as a Participant in any subsequent Performance Period, and designation of one Employee, Director, or Consultant as a Participant shall not require designation of any other Employee, Director, or Consultant as a Participant in such period or in any other period.

Section 7.3.         Discretion of Committee with Respect to Performance Awards. The Committee shall have the authority to determine which Employees, Directors, or Consultants shall be Participants of a Performance Award. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the type(s) of Performance Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s), whether the Performance Goal(s) is (are) to apply to the Company or any one or more subunits thereof and the Performance Formula. For each Performance Period, with regard to the Performance Awards to be issued for such period, the Committee will exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 7.3 and record the same in writing.

Section 7.4.         Payment of Performance Awards.

(a)          Condition to Receipt of Performance Award. Unless otherwise provided in the relevant Award Notice, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for a Performance Award for such Performance Period to vest.

(b)          Limitation. Unless otherwise provided in the relevant Award Notice, a Participant shall be eligible to receive a Performance Award for a Performance Period only to the extent that: (i) the Performance Goals for such period are achieved; and (ii) and the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Award has been earned for the Performance Period; provided, however, that the Committee has the discretion to increase or decrease the payout under any such Award to the extent it determines appropriate notwithstanding the foregoing.

(c)          Certification. Following the completion of a Performance Period, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to also calculate and certify in writing the amount of the Performance Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s Performance Award for the Performance Period.

(d)          Timing of Award Payments. The Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by Section 7.4(c). Performance Awards may be paid in cash, shares of Common Stock, other property, or any combination thereof, in the sole discretion of the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

ARTICLE VIII

STOCK OPTIONS

Section 8.1.         In General. Awards may be granted in the form of stock options. These stock options may be incentive stock options within the meaning of Section 422 of the Code, non-qualified stock options (i.e., stock options which are not incentive stock options), or a combination of both.

Section 8.2.         Terms and Conditions of Stock Options. An option shall be exercisable in accordance with such terms and conditions and at such times and during such periods as may be determined by the Committee. Other than in connection with Substitute Awards, the price at which Common Stock may be purchased upon exercise of a stock option shall be not less than 100 percent of the Fair Market Value of the Common Stock, as determined by the Committee, on the Grant Date of the option. In addition, the term of a stock option may not exceed ten years. Notwithstanding the foregoing, in the event that on the last business day of the term of an option (other than an incentive stock option) (i) the exercise of the option is prohibited by applicable law or (ii) shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the option shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement.

Section 8.3.         Restrictions Relating to Incentive Stock Options. Stock options issued in the form of incentive stock options shall, in addition to being subject to the terms and conditions of Section 8.2, comply with Section 422 of the Code. Accordingly, the aggregate Fair Market Value (determined at the time the option was granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company) shall not exceed $100,000 (or such other limit as may be required by Section 422 of the Code).

Section 8.4.         Exercise. Upon exercise, the option price of a stock option may be paid in cash, or, to the extent permitted by the Committee, by tendering, through net settlement in shares or through either actual delivery of shares or by attestation, shares of Common Stock, a combination of the foregoing, or such other consideration as the Committee may deem appropriate. The Committee shall establish appropriate methods for accepting Common Stock, whether restricted or unrestricted, and may impose such conditions as it deems appropriate on the use of such Common Stock to exercise a stock option. Stock options awarded under the Plan may also be exercised by way of a broker-assisted stock option exercise program, if any, provided such program is available at the time of the option’s exercise. Notwithstanding the foregoing or the provision of any Award Notice, a Participant may not pay the exercise price of a stock option using shares of Common Stock if, in the opinion of counsel to the Company, (i) the Participant is, or within the six months preceding such exercise was, subject to reporting under Section 16(a) of the Exchange Act, (ii) there is a substantial likelihood that the use of such form of payment or the timing of such form of payment would subject the Participant to a substantial risk of liability under Section 16 of the Exchange Act, or (iii) there is a substantial likelihood that the use of such form of payment would result in accounting treatment to the Company under generally accepted accounting principles that the Committee reasonably determines is adverse to the Company.

Section 8.5.         Deemed Exercise. The Committee may provide that an option shall be deemed to be exercised at the close of business on the scheduled expiration date of such option if at such time the option by its terms remains exercisable and, if so exercised, would result in a payment to the holder of such option.

ARTICLE IX

STOCK APPRECIATION RIGHTS

Section 9.1.         In General. Awards may be granted in the form of stock appreciation rights (“SARs”). SARs entitle the Participant to receive a payment equal to the appreciation in a stated number of shares of Common Stock from the exercise price to the Fair Market Value of the Common Stock on the date of exercise. The “exercise price” for a particular SAR shall be defined in the Award Notice for that SAR. An SAR may be granted in tandem with all or a portion of a related stock option under the Plan (“Tandem SARs”), or may be granted separately (“Freestanding SARs”). A Tandem SAR may be granted either at the time of the grant of the related stock option or at any time thereafter during the term of the stock option. A SAR shall have a term not greater than ten years. Notwithstanding the foregoing, in the event that on the last business day of the term of a SAR (x) the exercise of the SAR is prohibited by applicable law or (y) shares of Common Stock may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement.

Section 9.2.         Terms and Conditions of Tandem SARs. A Tandem SAR shall be exercisable to the extent, and only to the extent, that the related stock option is exercisable, and the “exercise price” of such a SAR (the base from which the value of the SAR is measured at its exercise) shall be the option price under the related stock option (subject to the requirements of Section 409A of the Code and except in the case of Substitute Awards). However, at no time shall a Tandem SAR be issued if the option price of its related stock option is less than the Fair Market Value of the Common Stock, as determined by the Committee, on the Grant Date of the Tandem SAR’s grant. If a related stock option is exercised as to some or all of the shares covered by the Award, the related Tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the stock option exercise. Upon exercise of a Tandem SAR as to some or all of the shares covered by the Award, the related stock option shall be canceled automatically to the extent of the number of shares covered by such exercise. Moreover, all Tandem SARs shall expire not later than ten years from the Grant Date of the SAR.

Section 9.3.         Terms and Conditions of Freestanding SARs. Freestanding SARs shall be exercisable or automatically mature in accordance with such terms and conditions and at such times and during such periods as may be determined by the Committee. Except in connection with Substitute Awards, the exercise price of a Freestanding SAR shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the Grant Date of the Freestanding SAR. Moreover, all Freestanding SARs shall expire not later than ten (10) years from the Grant Date of the Freestanding SAR.

Section 9.4.         Deemed Exercise. The Committee may provide that a SAR shall be deemed to be exercised at the close of business on the scheduled expiration date of such SAR if at such time the SAR by its terms remains exercisable and, if so exercised, would result in a payment to the holder of such SAR.

Section 9.5.         Payment. Unless otherwise provided in an Award Notice, a SAR may be paid in cash, Common Stock or any combination thereof, as determined by the Committee, in its sole and absolute discretion, at the time that the SAR is exercised.

ARTICLE X

STOCK AWARDS

Section 10.1.         Grants. Awards may be granted in the form of Stock Awards. Stock Awards shall be awarded in such numbers and at such times as the Committee shall determine.

Section 10.2.         Performance Criteria. For Stock Awards conditioned, restricted and/or limited based on performance criteria, the length of the performance period, the performance objectives to be achieved during the performance period, and the measure of whether and to what degree such objectives have been attained shall be conclusively determined by the Committee in the exercise of its absolute discretion. Performance objectives may be revised by the Committee, at such times as it deems appropriate during the performance period, in order to take into consideration any unforeseen events or changes in circumstances.

Section 10.3.         Rights as Stockholders. During the period in which any restricted shares of Common Stock are subject to any restrictions, the Committee may, in its sole discretion, deny a Participant to whom such restricted shares have been awarded all or any of the rights of a stockholder with respect to such shares, including, but not by way of limitation, limiting the right to vote such shares or the right to receive dividends on such shares. Any dividends that are payable shall be subject to the requirements of Article XIV below.

Section 10.4.         Evidence of Award. Any Stock Award granted under the Plan may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates, with such restrictive legends and/or stop transfer instructions as the Committee deems appropriate.

ARTICLE XI

RESTRICTED STOCK UNIT AWARDS

Section 11.1.         Grants. Awards may be granted in the form of Restricted Stock Unit Awards. Restricted Stock Unit Awards shall be awarded in such numbers and at such times as the Committee shall determine.

Section 11.2.         Rights as Stockholders. Until the shares of Common Stock to be received upon the vesting of such Restricted Stock Unit Award are actually received by a Participant, the Participant shall have no rights as a stockholder with respect to such shares.

Section 11.3.          Evidence of Award. A Restricted Stock Unit Award granted under the Plan may be recorded on the books and records of the Company in such manner as the Committee deems appropriate.

ARTICLE XII

PERFORMANCE UNITS

Section 12.1.         Grants. Awards may be granted in the form of performance units. Performance units, as that term is used in this Plan, shall refer to units valued by reference to designated criteria established by the Committee, other than Common Stock.

Section 12.2.         Performance Criteria. Performance units shall be contingent on the attainment during a Performance Period of certain Performance Goals. The length of the Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in the exercise of its absolute discretion. Performance Goals may be revised by the Committee, at such times as it deems appropriate during the Performance Period, in order to take into consideration any unforeseen events or changes in circumstances.

ARTICLE XIII

PAYMENT OF AWARDS

Section 13.1.         Payment. Absent a Plan or Award Notice provision to the contrary, payment of Awards may, at the discretion of the Committee, be made in cash, Common Stock, a combination of cash and Common Stock, or any other form of property as the Committee shall determine. In addition, payment of Awards may include such terms, conditions, restrictions, and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Common Stock, restrictions on transfer and forfeiture provisions; provided, however, such terms, conditions, restrictions, and/or limitations are not inconsistent with the Plan.

Section 13.2.         Withholding Taxes. The Company shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment. In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by withholding from any payment of Common Stock due as a result of such Award, or by permitting the Participant to deliver to USX, shares of Common Stock having a Fair Market Value equal to the minimum amount of such required withholding taxes (or, to the extent permitted by the Committee, such greater amount reflecting the Participant’s actual taxes on such Award). Notwithstanding the foregoing or the provision of any Award Notice, a Participant may not pay the amount of taxes required by law to be withheld using shares of Common Stock if, in the opinion of counsel to the Company, there is a substantial likelihood that the use of such form of payment would result in adverse accounting treatment to the Company under generally accepted accounting principles; and further provided that any shares of Common Stock that may be withheld above the applicable minimum statutory rate shall not be added back to the share pool pursuant to Section 6.1 of the Plan and shall not again be available for awards under the Plan.

ARTICLE XIV

DIVIDEND AND DIVIDEND EQUIVALENTS

If an Award is granted in the form of a Stock Award or stock option, or in the form of any other stock-based grant, the Committee may choose, at the time of the grant of the Award or any time thereafter up to the time of the Award’s payment, to include as part of such Award an entitlement to receive dividends or dividend equivalents, subject to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish. Dividends and dividend equivalents shall be paid in such form and manner (i.e., lump sum or installments), and at such time(s) as the Committee shall determine. All dividends or dividend equivalents which are not paid currently may, at the Committee’s discretion, accrue interest, be reinvested into additional shares of Common Stock or, in the case of dividends or dividend equivalents credited in connection with Stock Awards, be credited as additional Stock Awards and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Award.

ARTICLE XV

DEFERRAL OF AWARDS

Subject to Section 16.8, at the discretion of the Committee, payment of any Award, salary, bonus compensation, Company Board compensation, or dividend or dividend equivalent, or any portion thereof, may be deferred by a Participant until such time as the Committee may establish. All such deferrals shall be accomplished by the delivery of a written, irrevocable election by the Participant prior to the time established by the Committee for such purpose, on a form provided by the Company. Further, all deferrals shall be made in accordance with administrative guidelines established by the Committee to ensure that such deferrals comply with all applicable requirements of the Code. Deferred payments shall be paid in a lump sum or installments, as determined by the Committee. Deferred Awards may also be credited with interest, at such rates to be determined by the Committee, or invested by the Company, and, with respect to those deferred Awards denominated in the form of Common Stock, credited with dividends or dividend equivalents.

ARTICLE XVI

MISCELLANEOUS

Section 16.1.         Nonassignability. Except as otherwise provided in an Award Notice or below, no Awards or any other payment under the Plan shall be subject in any manner to alienation, anticipation, sale, transfer (except by will or the laws of descent and distribution), assignment, or pledge, nor shall any Award be payable to or exercisable by anyone other than the Participant to whom it was granted. To the extent and under such terms and conditions as determined by the Committee, a Participant may assign or transfer an Award without consideration (each transferee thereof, a “Permitted Assignee”) (i) to the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders or (iv) for charitable donations; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Notice relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan.  The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section.

Section 16.2.         Regulatory Approvals and Listings. Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates of Common Stock evidencing Stock Awards or any other Award resulting in the payment of Common Stock prior to (i) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, (ii) the admission of such shares to listing on the stock exchange on which the Common Stock may be listed, and (iii) the completion of any registration or other qualification of said shares under any state or federal law or ruling of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

Section 16.3.         No Right to Continued Employment or Grants. Participation in the Plan shall not give any Participant the right to remain in the employ or other service of the Company. The Company reserves the right to terminate the employment or other service of a Participant at any time. Further, the adoption of this Plan shall not be deemed to give any Employee, Director, or any other individual any right to be selected as a Participant or to be granted an Award. In addition, no Employee, Director, or any other individual having been selected for an Award, shall have at any time the right to receive any additional Awards. The Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship.

Section 16.4.         Amendment/ Termination. The Committee may suspend or terminate the Plan at any time for any reason with or without prior notice. In addition, the Committee may, from time to time for any reason and with or without prior notice, amend the Plan in any manner, but may not without stockholder approval adopt any amendment which would require the vote of the stockholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities, or other applicable laws or regulations, including, but not limited to, the listing requirements of any stock exchange on which the securities of the Company are listed. Notwithstanding the foregoing, without the consent of a Participant (except as otherwise provided in Section 6.2), no amendment may materially and adversely affect any of the rights of such Participant under any Award theretofore granted to such Participant under the Plan. No incentive stock options may be granted after the tenth (10th) anniversary of the Adoption Date.

Section 16.5.         Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.

Section 16.6.         No Right, Title, or Interest in Company Assets. No Participant shall have any rights as a stockholder as a result of participation in the Plan until the date of issuance of a stock certificate in his or her name, and, in the case of restricted shares of Common Stock, such rights are granted to the Participant under the Plan. To the extent any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company and the Participant shall not have any rights in or against any specific assets of the Company. All of the Awards granted under the Plan shall be unfunded.

Section 16.7.         No Guarantee of Tax Consequences. No person connected with the Plan in any capacity, including, but not limited to, the Company and its directors, officers, agents, and employees, makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state, and local income, estate, and gift tax treatment, will be applicable with respect to the tax treatment of any Award, any amounts deferred under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

Section 16.8.          Section 409A. This Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code; provided, however, that neither the Company, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to Participants with respect to this Section 16.8.

Should any payments made in accordance with the Plan to a “specified employee” (as defined under Section 409A of the Code) be determined to be payments from a nonqualified deferred compensation plan and are payable in connection with a Participant’s “separation from service” (as defined under Section 409A of the Code), that are not exempt from Section 409A of the Code as a short-term deferral or otherwise, these payments, to the extent otherwise payable within six (6) months after the Participant’s separation from service, and to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, will be paid in a lump sum on the earlier of the date that is six (6) months and one day after the Participant’s date of separation from service or the date of the Participant’s death.  For purposes of Section 409A of the Code, the payments to be made to a Participant in accordance with this Plan shall be treated as a right to a series of separate payments.

Section 16.9.          Successors and Assigns. The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

Section 16.10.          Recoupment.  All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy maintained by the Company or that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Notice as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares or other cash or property upon the occurrence of “cause” (as such term may be defined in an Award Notice or other Company agreement). No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

Section 16.11.          Stop Transfer Orders.  All certificates for shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

Section 16.12.         Nature of Payments.  All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company, division or business unit of the Company.  Any income or gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company except as may be determined by the Committee or by the Board (or as may be required by the terms of such plan).

Section 16.13.         Other Plans.  Nothing contained in the Plan shall prevent the Committee or the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.  In addition, the grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, options or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the shares of Common Stock or the rights thereof or which are convertible into or exchangeable for shares of Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Section 16.14.          Change in Time Commitment.  In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee  or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Committee has the right in its sole discretion to (x) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended; provided, however, that if an Employee becomes a Director (including by continuing his or her service on the Board of Directors) upon the termination of such Employee’s employment with the Company or any Subsidiary or its affiliates, such Employee’s ceasing to be an Employee of the Company or any Subsidiary or its affiliates shall not be treated as a termination for purposes of his or her outstanding Awards, unless otherwise determined by the Committee.

Section 16.15.         No Obligation to Notify or Minimize Taxes; No Liability for Taxes.  The Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising an Award.  Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised.  The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award.  As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its officers, Directors, or Employees related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so.

Section 16.16.          Severability.  The provisions of the Plan shall be deemed severable.  If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction or by reason of change in a law or regulation, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.  If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction or any governmental regulatory agency, or impermissible under the rules of any securities exchange on which the shares of Common Stock are listed, such unlawfulness, invalidity, unenforceability or impermissibility shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or impermissible, then such unlawfulness, invalidity or impermissibility shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or impermissible and the maximum payment or benefit that would not be unlawful, invalid or impermissible shall be made or provided under the Plan.

Section 16.17.          Unfunded Status of the Plan.  The Plan is intended to constitute an “unfunded” plan for incentive compensation.  With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.  In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the shares of Common Stock or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

Section 16.18.         Indemnity.  To the extent allowable pursuant to applicable law, each member of the Committee or of the Board and any person to whom the Committee has delegated any of its authority under the Plan shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

NATIONAL RESEARCH CORPORATION
1245 Q STREET
LINCOLN, NE 68508-1430
ATTN: HELEN HRDY

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V66729-P28704

NATIONAL RESEARCH CORPORATION
D/B/A NRC HEALTH
2025 ANNUAL MEETING OF SHAREHOLDERS
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Michael D. Hays and Helen Hrdy, and each of them, as Proxies with the power of substitution (to act jointly or, if only one acts, then by that one) and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock of National Research Corporation held of record by the undersigned on March 20, 2025, at the Annual Meeting of Shareholders to be held on May 7, 2025, or any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the election of the Board's nominees, "FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2025, "FOR" approval of the compensation of our named executive officers as disclosed in the accompanying proxy statement, "FOR" approval of the 2025 Omnibus Incentive Plan, and at the discretion of the proxies upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side